Exhibit 2.1

AGREEMENT AND PLAN OF REORGANIZATION AND MERGER

BETWEEN

FIRST MERCHANTS CORPORATION

AND

AMERIANA BANCORP

THIS AGREEMENT AND PLAN OF REORGANIZATION AND MERGER (the “Agreement”), is entered as of the 26th day of June, 2015, by and between FIRST MERCHANTS CORPORATION, an Indiana corporation (“First Merchants”) and AMERIANA BANCORP, an Indiana corporation (“Ameriana Bancorp”).

W I T N E S S E T H:

WHEREAS, First Merchants is a registered bank holding company under the Bank Holding Company Act of 1956, as amended, with its principal place of business in Muncie, Delaware County, Indiana, with First Merchants Bank, National Association, a national bank (“FMB”) as its wholly-owned subsidiary;

WHEREAS, Ameriana Bancorp is a registered bank holding company under the Bank Holding Company Act of 1956, as amended, with its principal place of business in New Castle, Henry County, Indiana, with Ameriana Bank, an Indiana state commercial bank (the “Bank”) as its wholly-owned subsidiary;

WHEREAS, Ameriana Insurance Agency, Inc., an Indiana corporation (“Insurance”) and Ameriana Financial Services, Inc., an Indiana corporation (“Financial”) are wholly-owned by the Bank (the “Subsidiary Corporations”) (the Bank and the Subsidiary Corporations are sometimes collectively referred to herein as the “Subsidiaries” or individually as a “Subsidiary”);

WHEREAS, all of the common securities of Ameriana Capital Trust I, a Delaware statutory business trust (the “Trust”) are held by Ameriana Bancorp;

WHEREAS, it is the desire of First Merchants and Ameriana Bancorp to effect a series of transactions whereby (i) Ameriana Bancorp will merge with and into First Merchants, and (ii) the Bank will merge with and into FMB; and

WHEREAS, a majority of the entire Boards of Directors of First Merchants, FMB, Ameriana Bancorp and the Bank have approved this Agreement, designated it as a plan of reorganization within the provisions of Section 368(a)(1) of the Internal Revenue Code of 1986, as amended (the “Code”), and authorized its execution.

NOW, THEREFORE, in consideration of the mutual promises, covenants, and agreements herein contained and other good and valuable consideration, the receipt of which is hereby acknowledged, First Merchants and Ameriana Bancorp hereby make this Agreement and prescribe the terms and conditions of the merger of Ameriana Bancorp with and into First Merchants and the Bank with and into FMB and the mode of carrying the transactions into effect as follows:

SECTION 1

THE MERGERS

1.1 Ameriana Bancorp Merger. Subject to the terms and conditions of this Agreement, on the Effective Date (as defined in Section 11 hereof), Ameriana Bancorp shall be merged with and into First Merchants, which shall be the “Continuing Company” and shall continue its corporate existence under the laws of the State of Indiana, pursuant to the provisions of and with the effect provided in the Indiana Business Corporation Law and particularly Indiana Code § 23-1-40 (the “Merger”).

1.2 The Bank Merger. Subject to the terms and conditions of this Agreement, on the Effective Date and immediately after the Merger, the Bank shall be merged with and into FMB pursuant to the terms and conditions of the Agreement and Plan of Merger attached hereto as Exhibit A (the “Bank Merger Agreement”) and otherwise in accordance with 12 U.S.C. §215a and The Indiana Financial Institutions Act, as amended, together with any regulations promulgated thereunder (the “Bank Merger”).

1.3 Right to Revise Mergers. The parties may, at any time, change the method of effecting the Merger or the Bank Merger if and to the extent the parties deem such change to be desirable, including, without limitation, to provide for the merger of Ameriana Bancorp into a wholly-owned subsidiary of First Merchants and/or the merger of the Bank or either of them into FMB or wholly-owned subsidiaries of First Merchants or FMB; provided, however, that no such change, modification or amendment shall (a) alter or change the amount or kind of consideration to be received by the shareholders of Ameriana Bancorp specified in Section 3 hereof as a result of the Merger, except in accordance with the terms of Section 3 hereof; (b) adversely affect the tax treatment to the shareholders of Ameriana Bancorp; or (c) materially impede or delay receipt of any approvals referred to in this Agreement or the consummation of the transactions contemplated by this Agreement.

SECTION 2

EFFECT OF THE MERGER

Upon the Merger becoming effective:

2.1 General Description. The separate existence of Ameriana Bancorp shall cease and the Continuing Company shall possess all of the assets of Ameriana Bancorp and all of its rights, privileges, immunities, powers, and franchises and shall be subject to and assume all of the duties, obligations and liabilities of Ameriana Bancorp.

2.2 Name, Offices, and Management. The name of the Continuing Company shall continue to be “First Merchants Corporation.” Its principal office shall be located at 200 E. Jackson Street, Muncie, Indiana. The Board of Directors of the Continuing Company, until such time as their successors have been elected and qualified, shall consist of the current Board of Directors of First Merchants. The officers of First Merchants immediately prior to the Effective Date shall continue as the officers of the Continuing Company.

2.3 Capital Structure. The amount of capital stock of the Continuing Company shall not be less than the capital stock of First Merchants immediately prior to the Effective Date increased by the amount of capital stock issued in accordance with Section 3 hereof.

2.4 Articles of Incorporation and Bylaws. The Articles of Incorporation and the Bylaws of the Continuing Company shall be those of First Merchants immediately prior to the Effective Date until the same shall be further amended as provided therein or by law.

2.5 Assets and Liabilities. The title to all assets, real estate and other property owned by First Merchants and Ameriana Bancorp shall vest in the Continuing Company without reversion or impairment. All liabilities of Ameriana Bancorp shall be assumed by the Continuing Company.

2.6 Additional Actions. If, at any time after the Effective Date, the Continuing Company shall consider or be advised that any further deeds, assignments or assurances in law or any other acts are necessary or desirable (a) to vest, perfect or confirm, of record or otherwise, in the Continuing Company its right, title or interest in, to or under any of the rights, properties or assets of Ameriana Bancorp or the Subsidiaries, or (b) otherwise carry out the purposes of this Agreement, Ameriana Bancorp and the Subsidiaries and their respective officers and directors shall be deemed to have granted to the Continuing Company an irrevocable power of attorney to execute and deliver all such deeds, assignments or assurances in law and to do all acts necessary or proper to vest, perfect or confirm title to and possession of such rights, properties or assets in the Continuing Company and otherwise to carry out the purposes of this Agreement, and the officers and directors of the Continuing Company are authorized in the name of Ameriana Bancorp or the Subsidiaries or otherwise to take any and all such action.

SECTION 3

CONSIDERATION TO BE DISTRIBUTED

3.1 Consideration. Upon and by reason of the Merger becoming effective, the shareholders of Ameriana Bancorp of record on the Effective Date shall be entitled to receive in exchange for the Ameriana Bancorp common shares, $1.00 par value, (“Ameriana Bancorp Common Stock”) held, 0.9037 (the “Exchange Ratio”) shares of First Merchants’ common stock (“First Merchants Common Stock”). The Exchange Ratio shall be subject to adjustment as set forth in Section 3.3.

3.2 Fractional First Merchants Common Shares. Fractional shares of First Merchants Common Stock in book entry form will be issued in respect of fractional interests arising from the Exchange Ratio.

3.3 Recapitalization. If, between the date of this Agreement and the Effective Date, First Merchants issues a stock dividend with respect to its shares of common stock, combines, subdivides, or splits up its outstanding shares or takes any similar recapitalization action, then the Exchange Ratio shall be adjusted so that each Ameriana Bancorp shareholder shall receive such number of shares of First Merchants Common Stock as represents the same percentage of outstanding shares of First Merchants Common Stock at the Effective Date as would have been represented by the number of shares of First Merchants Common Stock such shareholder would have received if the recapitalization had not occurred.

3.4 Distribution of First Merchants’ Common Stock.

(a) Each share of common stock of First Merchants outstanding immediately prior to the Effective Date shall remain outstanding unaffected by the Merger.

(b) On or prior to the Effective Date, First Merchants shall authorize the issuance of and shall make available to American Stock Transfer as exchange agent hereunder (the “Exchange Agent”), for the benefit of the registered shareholders of Ameriana Bancorp Common Stock for exchange in accordance with this Section 3, shares of First Merchants Common Stock to be issued in book entry form in an account established for the holder at the Exchange Agent. Such shares of First Merchants Common Stock are referred to in this Section 3 as the “Exchange Fund.” First Merchants shall be solely responsible for the payment of any fees and expenses of the Exchange Agent.

(c) Within three (3) business days following the Effective Date, the Exchange Agent shall mail to each Ameriana Bancorp shareholder a letter of transmittal (the “Letter of Transmittal”) providing (i) that delivery shall be effected and risk and loss of title to the certificates shall pass only upon delivery of the certificates to the Exchange Agent and (ii) instructions as to the transmittal to the Exchange Agent of certificates representing shares of Ameriana Bancorp Common Stock and the issuance of shares of First Merchants Common Stock in exchange therefor pursuant to the terms of this Agreement. Distribution of shares of First Merchants Common Stock through book entry form in an account established by the holder at the Exchange Agent shall be made by the Exchange Agent to each former shareholder of Ameriana Bancorp within five (5) business days following the date of such shareholder’s delivery to the Exchange Agent of such shareholder’s certificates representing Ameriana Bancorp Common Stock, accompanied by a properly completed and executed Letter of Transmittal. The number of shares of First Merchants Common Stock issuable to each Ameriana Bancorp shareholder shall be rounded to the nearest thousandth of a share.

(d) Following the Effective Date, stock certificates representing Ameriana Bancorp Common Stock shall be deemed to evidence only the right to receive such number of shares of First Merchants Common Stock as determined in accordance with Sections 3.1 and 3.2 above (for all corporate purposes other than the payment of dividends). No dividends or other distributions otherwise payable subsequent to the Effective Date on shares of First Merchants Common Stock shall be paid to any shareholder entitled to receive the same until such shareholder has surrendered such shareholder’s certificates for Ameriana Bancorp Common Stock to the Exchange Agent in exchange for First Merchants Common Stock. Upon surrender or compliance with the provisions of Section 3.4(c), there shall be paid to the record holder of the First Merchants Common Stock the amount of all dividends and other distributions, without interest thereon, withheld with respect to such common stock.

(e) From and after the Effective Date, there shall be no transfers on the stock transfer books of Ameriana Bancorp of any shares of Ameriana Bancorp Common Stock.

(f) Any portion of the Exchange Fund that remains unclaimed by the shareholders of Ameriana Bancorp for twelve (12) months after the Effective Date shall be paid to First Merchants, or its successors in interest. Any shareholders of Ameriana Bancorp who have not theretofore complied with this Section 3 shall thereafter look only to First Merchants, or its successors in interest, for the issuance of shares of First Merchants Common Stock and any unpaid dividends and distributions on First Merchants Common Stock deliverable in respect of each share of Ameriana Bancorp Common Stock such shareholder holds as determined pursuant to this Agreement. Notwithstanding the foregoing, none of First Merchants, the Exchange Agent or any other person shall be liable to any former holder of shares of Ameriana Bancorp Common Stock for any amount delivered in good faith to a public official pursuant to applicable abandoned property, escheat or similar laws.

(g) First Merchants shall be entitled to rely upon the stock transfer books of Ameriana Bancorp to establish the persons entitled to receive shares of First Merchants Common Stock, which books, in the absence of actual knowledge by First Merchants of any adverse claim thereto, shall be conclusive with respect to the ownership of such stock.

(h) With respect to any certificate for Ameriana Bancorp Common Stock which has been lost, stolen, or destroyed, First Merchants shall be authorized to issue First Merchants Common Stock to the registered owner of such certificate upon receipt of an affidavit of lost stock certificate, in form and substance satisfactory to First Merchants, and upon compliance by the Ameriana Bancorp’s shareholder with all procedures historically required by Ameriana Bancorp in connection with lost, stolen, or destroyed certificates.

3.5 Employee Stock Options. Immediately prior to the Closing, each then outstanding option to purchase Ameriana Bancorp Common Stock, shall be converted into the right to receive cash in the amount per share equal to the average closing price of Ameriana Bancorp common stock for the ten (10) trading days preceding the fourth calendar day prior to Effective Date less the applicable exercise price (the “Option Payment Amount”), and the Option Payment Amount shall be paid by First Merchants to the respective option holders within five (5) business days following the Closing. Upon payment of the Option Payment Amount to an option holder, any option agreement between Ameriana Bancorp and such option holder and the option holder’s rights thereunder shall terminate and be of no further force or effect.

SECTION 4

DISSENTING SHAREHOLDERS

Shareholders of Ameriana Bancorp are not entitled to dissenters’ rights under Indiana Code § 23-1-44, as amended, because the shares of Ameriana Bancorp Common Stock are traded on the NASDAQ Capital Market.

SECTION 5

REPRESENTATIONS AND

WARRANTIES OF AMERIANA BANCORP

Ameriana Bancorp hereby makes the representations and warranties set forth below to First Merchants with respect to itself and the Subsidiaries. For the purposes of this Section 5, a “Ameriana Bancorp Disclosure Letter” is defined as the letter referencing Section 5 of this Agreement which shall be prepared by Ameriana Bancorp and delivered to First Merchants contemporaneously with the execution of this Agreement.

5.1 Organization and Authority. Ameriana Bancorp, the Bank, Insurance and Financial are each a corporation duly organized and validly existing under the laws of the State of Indiana. Ameriana Bancorp and the Subsidiaries have the power and authority (corporate and otherwise) to conduct their respective businesses in the manner and by the means utilized as of the date hereof. Ameriana Bancorp’s only subsidiaries are the Subsidiaries and the Trust. The Bank is subject to primary federal regulatory supervision and regulation by the Federal Deposit Insurance Corporation.

5.2 Authorization.

(a) Ameriana Bancorp has the corporate power and authority to enter into this Agreement and to carry out its obligations hereunder, subject to satisfaction of the conditions precedent in Section 9. This Agreement, when executed and delivered, will have been duly authorized and will constitute a valid and binding obligation of Ameriana Bancorp, subject to the conditions precedent set forth in Section 9 hereof, enforceable in accordance with its terms except to the extent limited by insolvency, reorganization, liquidation, readjustment of debt or other laws of general application relating to or affecting the enforcement of creditors’ rights. The respective Boards of Directors of Ameriana Bancorp and the Bank, and Ameriana Bancorp as the sole shareholder of the Bank, have approved the Merger and the Bank Merger pursuant to the terms and conditions of this Agreement and the Bank Merger Agreement.

(b) Except as set forth in the Ameriana Bancorp Disclosure Letter, neither the execution of this Agreement, nor the consummation of the transactions contemplated hereby, subject to the conditions precedent set forth in Section 9 hereof, does or will (i) conflict with, result in a breach of, or constitute a default under Ameriana Bancorp’s or any Subsidiary’s organizational documents; (ii) conflict with, result in a breach of, or constitute a default under any federal, foreign, state or local law, statute, ordinance, rule, regulation or court or administrative order or decree, or any note, bond, indenture, loan, mortgage, security agreement, contract, arrangement or commitment, to which Ameriana Bancorp or any Subsidiary is subject or bound, the result of which would have a Material Adverse Effect; (iii) result in the creation of, or give any person, corporation or entity the right to create, any lien, charge, encumbrance, security interest, or any other rights of others or other adverse interest upon any right, property or asset of Ameriana Bancorp or any Subsidiary; (iv) terminate, or give any person, corporation or entity the right to terminate, amend, abandon, or refuse to perform, any note, bond, indenture, loan, mortgage, security agreement, contract, arrangement or commitment to which Ameriana Bancorp, any Subsidiary or the Trust is subject or bound, the result of which would have a Material Adverse Effect; or (v) accelerate or modify, or give any party thereto the right to accelerate or modify, the time within which, or the terms according to which, Ameriana Bancorp, any Subsidiary or the Trust is to perform any duties or obligations or receive any rights or benefits under any note, bond, indenture, loan, mortgage, security agreement, contract, arrangement or commitment.

For the purpose of this Agreement, a “Material Adverse Effect” means any effect, circumstance, occurrence or change that (i) is material and adverse to the financial position, results of operations or business of Ameriana Bancorp and the Subsidiaries taken as a whole, or First Merchants and FMB taken as a whole, as applicable or (ii) would materially impair the ability of Ameriana Bancorp or First Merchants, as applicable, to perform its obligations under this Agreement; provided, however, that a Material Adverse Effect shall not be deemed to include the impact of (a) changes in banking and similar laws of general applicability to banks or their holding companies or interpretations thereof by courts or governmental authorities, (b) changes in generally accepted accounting principles or regulatory accounting requirements applicable to banks or their holding companies generally, (c) any modifications or changes to valuation policies and practices in connection with the Merger or restructuring charges taken in connection with the Merger, in each case in accordance with generally accepted accounting principles, (d) effects of any action taken with the prior written consent of the other party hereto, (e) changes in the general level of interest rates (including the impact on the securities portfolios of Ameriana Bancorp and the Bank, or First Merchants and FMB, as applicable) or conditions or circumstances relating to or that affect either the United States economy, financial or securities markets or the banking industry, generally, (f) changes resulting from expenses (such as legal, accounting and investment bankers’ fees) incurred in connection with this Agreement or the transactions contemplated herein, including without limitation payment of any amounts due to, or the provision of any benefits to, any officers or employees under agreements, plans or other arrangements in existence of or contemplated by this Agreement and disclosed to First Merchants, (g) the impact of the announcement of this Agreement and the transactions contemplated hereby, and compliance with this Agreement on the business, financial condition or results of operations of Ameriana Bancorp and the Subsidiaries, or First Merchants and FMB, as applicable and (h) the occurrence of any military or terrorist attack within the United States or any of its possessions or offices; provided that in no event shall a change in the trading price of the First Merchants Common Stock, by itself, be considered to constitute a Material Adverse Effect on First Merchants (it being understood that the foregoing proviso shall not prevent or otherwise affect a determination that any effect underlying such decline has resulted in a Material Adverse Effect).

(c) Other than the filing of Articles of Merger with the Indiana Secretary of State for the Merger and in connection or in compliance with the banking regulatory approvals contemplated by Section 9.4 and federal and state securities laws and the rules and regulations promulgated thereunder, no notice to, filing with, authorization of, exemption by, or consent or approval of, any public body or authority is necessary for the consummation by Ameriana Bancorp of the transactions contemplated by this Agreement.

(d) Other than those filings, authorizations, consents and approvals referenced in Section 5.2(c) above and except as set forth in the Ameriana Bancorp Disclosure Letter, no notice to, filing with, authorization of, exemption by, or consent or approval of, any third party is necessary for the consummation by Ameriana Bancorp or the Bank of the transactions contemplated by this Agreement, except for such authorizations, exemptions, consents or approvals, the failure of which to obtain, would not be reasonably likely to result in a Material Adverse Effect.

5.3 Capitalization.

(a) As of the date of this Agreement, Ameriana Bancorp has 15,000,000 shares of Ameriana Bancorp Common Stock authorized, 3,029,662 shares of which are issued and outstanding. Such issued and outstanding shares of Ameriana Bancorp Common Stock have been duly and validly authorized by all necessary corporate action of Ameriana Bancorp, are validly issued, fully paid and nonassessable and have not been issued in violation of any preemptive rights of any shareholders. As of the date of this Agreement, Ameriana Bancorp has 5,000,000 shares of serial preferred stock, no par value, authorized, none of which is issued and outstanding. Ameriana Bancorp has no capital stock authorized, issued or outstanding other than as described in this Section 5.3(a) and, except as set forth in the Ameriana Bancorp Disclosure Letter, Ameriana Bancorp has no intention or obligation to authorize or issue additional shares of its capital stock.

(b) As of the date of this Agreement, the Bank has 5,000 shares of common stock, $1.00 par value, authorized and outstanding, all of which are held beneficially and of record by Ameriana Bancorp. Such issued and outstanding shares of Bank common stock have been duly and validly authorized by all necessary corporate action of the Bank, are validly issued, fully paid and nonassessable, and have not been issued in violation of any preemptive rights of any Bank shareholders. All of the issued and outstanding shares of Bank common stock are owned by Ameriana Bancorp free and clear of all liens, pledges, charges, claims, encumbrances, restrictions, security interests, options and preemptive rights and of all other rights of any other person, corporation or entity with respect thereto. The Bank also has 1,000 shares of serial preferred stock, $1.00 par value, authorized, none of which is outstanding. The Bank has no capital stock authorized, issued or outstanding other than as described in this Section 5.3(b) and has no intention or obligation to authorize or issue any other shares of capital stock.

(c) As of the date of this Agreement, Insurance has 1,000 shares of common stock, without par value, authorized and outstanding, all of which are held beneficially and of record by the Bank. Such issued and outstanding shares of Insurance common stock have been duly and validly authorized by all necessary corporate action of the Insurance, are validly issued, fully paid and nonassessable, and have not been issued in violation of any preemptive rights of any Insurance shareholders. All of the issued and outstanding shares of Insurance common stock are owned by the Bank free and clear of all liens, pledges, charges, claims, encumbrances, restrictions, security interests, options and preemptive rights and of all other rights of any other person, corporation or entity with respect thereto. Insurance has no capital stock authorized, issued or outstanding other than as described in this Section 5.3(c) and has no intention or obligation to authorize or issue any other shares of capital stock.

(d) As of the date of this Agreement, Financial has 1,000 shares of common stock, without par value, authorized and outstanding, all of which are held beneficially and of record by the Bank. Such issued and outstanding shares of Financial common stock have been duly and validly authorized by all necessary corporate action of the Financial, are validly issued, fully paid and nonassessable, and have not been issued in violation of any preemptive rights of any Financial shareholders. All of the issued and outstanding shares of Financial common stock are owned by the Bank free and clear of all liens, pledges, charges, claims, encumbrances, restrictions, security interests, options and preemptive rights and of all other rights of any other person, corporation or entity with respect thereto. Financial has no capital stock authorized, issued or outstanding other than as described in this Section 5.3(d) and has no intention or obligation to authorize or issue any other shares of capital stock.

(e) As of the date of this Agreement, Trust has 310 shares of common securities authorized and outstanding, $1,000 per share liquidation value, and 10,000 shares of preferred securities authorized and outstanding, $1,000 per share liquidation value. All of the common securities of Trust are held beneficially and of record by Ameriana Bancorp. Such issued and outstanding Trust common securities have been duly and validly authorized by all necessary corporate action of the Trust, are validly issued, fully paid and nonassessable, and have not been issued in violation of any preemptive rights of any Trust securityholders. All of the issued and outstanding common securities of the Trust are owned by Ameriana Bancorp free and clear of all liens, pledges, charges, claims, encumbrances, restrictions, security interests, options and preemptive rights and of all other rights of any other person, corporation or entity with respect thereto. The Trust has no capital stock authorized, issued or outstanding other than as described in this Section 5.3(e) and has no intention or obligation to authorize or issue any other shares of capital stock.

(f) The Ameriana Bancorp Disclosure Letter contains a list of option holders of Ameriana Bancorp, the number of options to purchase Ameriana Bancorp Common Stock held by each and the applicable exercise price of each. Except as set forth in the Ameriana Bancorp Disclosure Letter, there are no options, commitments, calls, agreements, understandings, arrangements or subscription rights regarding the issuance, purchase or acquisition of capital stock, or any securities convertible into or representing the right to purchase or otherwise receive the capital stock or any debt securities, of Ameriana Bancorp or any Subsidiary by which Ameriana Bancorp or any Subsidiary is or may become bound. Neither Ameriana Bancorp nor any Subsidiary has any outstanding contractual or other obligation to repurchase, redeem or otherwise acquire any of its respective outstanding shares of capital stock.

(g) Except as set forth in the Ameriana Bancorp Disclosure Letter, to the knowledge of Ameriana Bancorp’s Management (as defined below), no person or entity beneficially owns five percent (5%) or more of Ameriana Bancorp’s outstanding common shares.

5.4 Organizational Documents. The respective Articles of Incorporation and By-Laws of Ameriana Bancorp and the Subsidiaries have been delivered to First Merchants and represent true, accurate and complete copies of such corporate documents of Ameriana Bancorp and the Subsidiaries in effect as of the date of this Agreement. The organizational documents of the Trust have been provided to First Merchants and represent true, accurate and complete copies of such corporate documents of the Trust in effect as of the date of this Agreement.

5.5 Compliance with Law. Neither Ameriana Bancorp nor any Subsidiary has engaged in any activity nor taken or omitted to take any action which has resulted or, to the knowledge of Ameriana Bancorp’s Management, could reasonably be expected to result, in the violation of any local, state, federal or foreign law, statute, rule, regulation or ordinance or of any order, injunction, judgment or decree of any court or government agency or body, the violation of which could reasonably be expected to have a Material Adverse Effect on Ameriana Bancorp. Ameriana Bancorp and each Subsidiary possess all licenses, franchises, permits and other authorizations necessary for the continued conduct of their respective businesses without material interference or interruption, except where the failure to possess such licenses or other authorizations would not be reasonably expected to have a Material Adverse Effect on Ameriana Bancorp, and such licenses, franchises, permits and authorizations shall be transferred to First Merchants on the Effective Date without any material restrictions or limitations thereon or the need to obtain any consents of third parties, except as otherwise set forth in the Ameriana Bancorp Disclosure Letter. Neither Ameriana Bancorp nor any Subsidiary are subject to any agreement, commitment or understanding with, or order and directive of, any regulatory agency or government authority with respect to the business or operations of Ameriana Bancorp or any Subsidiary. The Bank has not received any notice of enforcement actions or criticisms since January 1, 2013 from any regulatory agency or government authority relating to its compliance with the Bank Secrecy Act, the Truth-in-Lending Act, the Community Reinvestment Act, the Gramm-Leach-Bliley Act of 1999, the USA Patriot Act, the International Money Laundering Abatement and Financial Anti-Terrorism Act of 2001, the Sarbanes-Oxley Act of 2002, the Dodd-Frank Wall Street Reform and Consumer Protection Act or any laws with respect to the protection of the environment or the rules and regulations promulgated thereunder. Ameriana Bancorp has not received any notice of enforcement actions or criticisms since January 1, 2013, from any regulatory agency or government authority relating to its compliance with any securities laws applicable to Ameriana Bancorp. The Bank received a rating of “satisfactory” or better in its most recent examination or interim review with respect to the Community Reinvestment Act.

5.6 Accuracy of Statements. No information which has been or shall be supplied by Ameriana Bancorp with respect to its businesses, operations and financial condition for inclusion in the proxy statement and registration statement relating to the Merger or the Bank Merger contains or shall contain (in the case of information relating to the proxy statement at the time it is mailed and for the registration statement at the time it becomes effective) any untrue statement of a material fact or omits or shall omit to state a material fact necessary to make the statements contained herein or therein not misleading.

5.7 Litigation and Pending Proceedings. Except as set forth in the Ameriana Bancorp Disclosure Letter, there are no claims of any kind, nor any action, suits, proceedings, arbitrations or investigations pending or, to the knowledge of Ameriana Bancorp’s Management, threatened in any court or before any government agency or body, arbitration panel or otherwise (nor does Ameriana Bancorp’s Management have any knowledge of a basis for any claim, action, suit, proceeding, arbitration or investigation) which could reasonably be expected to have a Material Adverse Effect. To the knowledge of Ameriana Bancorp’s Management, there are no material uncured violations, criticisms or exceptions, or violations with respect to which material refunds or restitutions may be required, cited in any report, correspondence or other communication to Ameriana Bancorp or any Subsidiary as a result of an examination by any regulatory agency or body.

5.8 Financial Statements.

(a) Ameriana Bancorp’s consolidated audited balance sheets as of the end of the two (2) fiscal years ended December 31, 2014 and 2013, the unaudited consolidated balance sheet for the three months ended March 31, 2015 and the related consolidated statements of income, shareholders’ equity and cash flows for the years or period then ended (hereinafter collectively referred to as the “Financial Information”) present fairly the consolidated financial condition or position of Ameriana Bancorp as of the respective dates thereof and the consolidated results of operations of Ameriana Bancorp for the respective periods covered thereby and have been prepared in conformity with generally accepted accounting principles applied on a consistent basis.

(b) All loans reflected in the Financial Information and which have been made, extended or acquired since March 31, 2015 (i) have been made for good, valuable and adequate consideration in the ordinary course of business; (ii) constitute the legal, valid and binding obligation of the obligor and any guarantor named therein; (iii) are evidenced by notes, instruments or other evidences of indebtedness which are true, genuine and what they purport to be; and (iv) to the extent that the Bank has a security interest in collateral or a mortgage securing such loans, are secured by perfected security interests or mortgages naming the Bank as the secured party or mortgagee, except for such unperfected security interests or mortgages naming the Bank as secured party or mortgagee which, on an individual loan basis, would not materially adversely affect the value of any such loan and the recovery of payment on any such loan if the Bank is not able to enforce any such security interest or mortgage.

5.9 Absence of Certain Changes. Except for events and conditions relating to the business and interest rate environment in general, the accrual or payment of Merger-related expenses, or as set forth in the Ameriana Bancorp Disclosure Letter, since March 31, 2015, no events have occurred which could reasonably be expected to have a Material Adverse Effect. Except as set forth in the Ameriana Bancorp Disclosure Letter, between the period from March 31, 2015 to the date of this Agreement, Ameriana Bancorp and each Subsidiary have carried on their respective businesses in the ordinary and usual course consistent with their past practices (excluding the incurrence of fees and expenses of professional advisors related to this Agreement and the transactions contemplated hereby) and there has not been any declaration, setting aside or payment of any dividend or other distribution (whether in cash, stock or property) with respect to Ameriana Bancorp’s common shares (other than normal quarterly cash dividends) or any split, combination or reclassification of any stock of Ameriana Bancorp or any Subsidiary or, with the exception of the issuance of shares in connection with the exercise of stock options, any issuance or the authorization of any issuance of any securities in respect of, or in lieu of, or in substitution for Ameriana Bancorp’s or any Subsidiary’s common shares.

5.10 Absence of Undisclosed Liabilities. Except as set forth in the Ameriana Bancorp Disclosure Letter, neither Ameriana Bancorp nor the Bank has any liabilities, whether accrued, absolute, contingent, or otherwise, existing or arising out of any transaction or state of facts existing on or prior to the date hereof, except (a) as and to the extent disclosed, reflected or reserved against in the Financial Information, (b) any agreement, contract, obligation, commitment, arrangement, liability, lease or license which individually is less than Two Hundred Fifty Thousand and 00/100 Dollars ($250,000.00) per year and which may be terminated within one year from the date of this Agreement, (c) liabilities incurred since March 31, 2015 in the ordinary course of business consistent with past practice that either alone or when considered with all similar liabilities, have not had or would not reasonably be expected have a Material Adverse Effect on Ameriana Bancorp, (d) liabilities incurred for reasonable legal, accounting, financial advising fees and out-of-pocket expenses or fees in connection with the transactions contemplated by this Agreement, and (e) unfunded loan commitments made in the ordinary course of the Bank’s business consistent with past practices.

5.11 Title to Assets.

(a) Ameriana Bancorp and each Subsidiary have good and marketable title in fee simple absolute to all personal property reflected in the March 31, 2015 Financial Information, good and marketable title to all other properties and assets which Ameriana Bancorp or any Subsidiary purports to own, good and marketable title to or right to use by terms of any lease or contract all other property used in Ameriana Bancorp’s or any Subsidiary’s business, and good and marketable title to all property and assets acquired since March 31, 2015, free and clear of all mortgages, liens, pledges, restrictions, security interests, charges, claims or encumbrances of any nature, except such minor imperfections of title, if any, as do not materially detract from the value of or interfere with the use of the property and which would not have a Material Adverse Effect.

(b) The operation by Ameriana Bancorp or any Subsidiary of such properties and assets is in material compliance with all applicable laws, ordinances, rules and regulations of any governmental authority or third party having jurisdiction over such use except for such noncompliance that would not have a Material Adverse Effect.

5.12 Loans and Investments.

(a) Except as set forth in the Ameriana Bancorp Disclosure Letter, there is no loan of the Bank in excess of One Hundred Thousand and 00/100 Dollars ($100,000.00) that has been classified by Ameriana Bancorp, applying applicable regulatory examination standards, as “Other Loans Specially Mentioned,” “Substandard,” “Doubtful” or “Loss,” nor is there any loan of the Bank in excess of One Hundred Thousand and 00/100 Dollars ($100,000.00) that has been identified by accountants or auditors (internal or external) as having a significant risk of uncollectibility. The Bank’s report of classified assets and all loans in excess of One Hundred Thousand and 00/100 Dollars ($100,000.00) that Ameriana Bancorp’s Management has determined to be ninety (90) days or more past due with respect to principal or interest or has placed on nonaccrual status are set forth in the Ameriana Bancorp Disclosure Letter.

(b) The reserves for loan and lease losses and the carrying value for other real estate owned which are shown on each of the balance sheets contained in the Financial Information are adequate in the judgment of Ameriana Bancorp’s Management and consistent with applicable bank regulatory standards and under GAAP to provide for losses, net of recoveries relating to loans and leases previously charged off, on loans and leases outstanding and other real estate owned (including accrued interest receivable) as of the applicable date of such balance sheet.

(c) Except as set forth in the Ameriana Bancorp Disclosure Letter, none of the investments reflected in the Financial Information and none of the investments made by Ameriana Bancorp or any Subsidiary since March 31, 2015 is subject to any restrictions, whether contractual or statutory, which materially impairs the ability of Ameriana Bancorp or any Subsidiary to dispose freely of such investment at any time. Except as set forth in the Ameriana Bancorp Disclosure Letter, neither Ameriana Bancorp nor any Subsidiary is a party to any repurchase agreements with respect to securities.

5.13 Employee Benefit Plans.

(a) The Ameriana Bancorp Disclosure Letter contains a list identifying each “employee benefit plan,” as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), which (i) is subject to any provision of ERISA, and (ii) is currently maintained, administered or contributed to by Ameriana Bancorp or any entity, trade or business that, together with Ameriana Bancorp, would be treated as a single employer under the provisions of Sections 414(b), (c), (m) or (o) of the Code (“Ameriana Bancorp ERISA Affiliate”), and covers any employee, director or former employee or director of Ameriana Bancorp or any Ameriana Bancorp ERISA Affiliate under which Ameriana Bancorp or any Ameriana Bancorp ERISA Affiliate has any liability. The Ameriana Bancorp Disclosure Letter also contains a list of all “employee benefit plans” as defined under ERISA which have been terminated by Ameriana Bancorp or any Ameriana Bancorp ERISA Affiliate since January 1, 2010. Copies of such plans (and, if applicable, related trust agreements or insurance contracts) and all amendments thereto and written interpretations thereof have been furnished to First Merchants together with the three (3) most recent annual reports (Form 5500) prepared in connection with any such plan and the current summary plan descriptions (and any summary of material modifications thereto). Such plans are hereinafter referred to individually as an “Employee Plan” and collectively as the “Employee Plans.” The Employee Plans which individually or collectively would constitute an “employee pension benefit plan” as defined in Section 3(2)(A) of ERISA are identified as such in the list referred to above.

(b) The Employee Plans have been operated in material compliance with all applicable laws, regulations, rulings and other requirements, as well as pursuant to the terms of their governing documents (to the extent consistent with ERISA).

(c) To the knowledge of Ameriana Bancorp’s Management, no “prohibited transaction,” as defined in Section 406 of ERISA or Section 4975 of the Code, for which no statutory or administrative exemption exists, and no “reportable event,” as defined in Section 4043(c) of ERISA, for which a notice is required to be filed, has occurred with respect to any Employee Plan that could subject Ameriana Bancorp to material taxes or penalties. Neither Ameriana Bancorp nor any Ameriana Bancorp ERISA Affiliate has any material liability to the Pension Benefit Guaranty Corporation (“PBGC”), to the Internal Revenue Service (“IRS”), to the Department of Labor (“DOL”), to the Employee Benefits Security Administration, with respect to any Employee Plan, except for routine premium payments to the PBGC.

(d) To the knowledge of Ameriana Bancorp’s Management, no “fiduciary,” as defined in Section 3(21) of ERISA, of an Employee Plan has failed to comply with the requirements of Section 404 of ERISA in such a way as to cause material liability to Ameriana Bancorp or any Ameriana Bancorp ERISA Affiliate.

(e) Each of the Employee Plans which is intended to be qualified under Section 401(a) of the Code has been timely amended to comply in all material respects with the applicable requirements of the Code. Except as set forth in the Ameriana Bancorp Disclosure Letter, Ameriana Bancorp and/or any Ameriana Bancorp ERISA Affiliate, as applicable, sought and received favorable determination letters from the IRS (or are otherwise relying on an opinion letter issued to a prototype plan sponsor) and has furnished to First Merchants copies of the most recent IRS determination letters with respect to any such Employee Plan that is intended to be qualified under Section 401(a) of the Code.

(f) Except as disclosed in the Ameriana Bancorp Disclosure Letter, no Employee Plan has incurred an “accumulated funding deficiency,” as determined under Section 412 of the Code and Section 302 of ERISA. Ameriana Bancorp has at all times met the minimum funding standard, and has made all contributions required, under Section 412 of the Code and Section 302 of ERISA. No facts or circumstances exist that may subject Ameriana Bancorp, or any Ameriana Bancorp ERISA Affiliate, to any liability under Sections 4062, 4063 or 4064 of ERISA. Neither Ameriana Bancorp nor any Ameriana Bancorp ERISA Affiliate ever has engaged in any transaction within the meaning of Section 4069 of ERISA. Except as disclosed in the Ameriana Bancorp Disclosure Letter, there exist no facts or circumstances which could subject Ameriana Bancorp, or any Ameriana Bancorp ERISA Affiliate thereof, to withdrawal liability within the meaning of Section 4201 of ERISA or to contingent withdrawal liability under Section 4204 of ERISA. Neither Ameriana Bancorp nor any Ameriana Bancorp ERISA Affiliate ever has been a party to a transaction within the meaning of Section 4212(c) of ERISA.

(g) No Employee Plan subject to Title IV of ERISA has been terminated or incurred a partial termination (either voluntarily or involuntarily), in such a way as to cause material additional liability to Ameriana Bancorp or any Ameriana Bancorp ERISA Affiliate.

(h) No claims involving an Employee Plan (other than normal benefit claims) have been filed in a court of law or, to the knowledge of Ameriana Bancorp’s Management, have been threatened to be filed in a court of law.

(i) There is no contract, agreement, plan or arrangement covering any employee, director or former employee or director of Ameriana Bancorp or any Subsidiary that, individually or collectively, could give rise to the payment of any amount that would not be deductible by reason of Section 280G or Section 162(a)(1) of the Code.

(j) To the knowledge of Ameriana Bancorp’s Management, no event has occurred that would cause the imposition of the tax described in Section 4980B of the Code on Ameriana Bancorp. To the knowledge of Ameriana Bancorp’s Management, Ameriana Bancorp has materially complied with all requirements of Section 601 of ERISA, as applicable, with respect to any Employee Plan.

(k) The Ameriana Bancorp Disclosure Letter contains a list of each employment, severance or other similar contract, arrangement or policy and each plan or arrangement (written or oral) providing for insurance coverage (including any self-insured arrangements), workers’ compensation, disability benefits, supplemental unemployment benefits, vacation benefits, retirement benefits or deferred compensation, profit sharing, bonuses, stock options, stock appreciation or other forms of incentive compensation or post-retirement insurance, compensation or benefits which (i) is not an Employee Plan, (ii) was entered into, maintained or contributed to, as the case may be, by Ameriana Bancorp or any Subsidiary and (iii) covers any employee, director or former employee or director of Ameriana Bancorp or any Subsidiary. Such contracts, plans and arrangements as are described above, copies or descriptions of all of which have been furnished previously to First Merchants, are hereinafter referred to collectively as the “Benefit Arrangements.” Each of the Benefit Arrangements has been maintained in compliance in all material respects with its terms and with the requirements prescribed by any and all statutes, orders, rules and regulations which are applicable to such Benefit Arrangements.

(l) Except as set forth in the Ameriana Bancorp Disclosure Letter or as required by applicable law, neither Ameriana Bancorp nor any Ameriana Bancorp ERISA Affiliate has any present or future liability in respect of post-retirement health and medical benefits for former employees or directors of Ameriana Bancorp or any Ameriana Bancorp ERISA Affiliate.

(m) Except as set forth in the Ameriana Bancorp Disclosure Letter, there has been no amendment to, written interpretation or announcement (whether or not written)

by Ameriana Bancorp or any Ameriana Bancorp ERISA Affiliate relating to, or change in employee participation or coverage under, any Employee Plan or Benefit Arrangement administered by Ameriana Bancorp or any Ameriana Bancorp ERISA Affiliate which would increase materially the expense of maintaining such Employee Plans or Benefit Arrangements above the level of the expense incurred in respect thereof for the fiscal year ended December 31, 2014.

(n) Except as otherwise provided in the Ameriana Bancorp Disclosure Letter, the transactions contemplated by the Agreement will not cause acceleration of vesting in, or payment of, any material benefits under any Employee Plan or Benefit Arrangement and will not otherwise materially accelerate or increase any obligation under any Employee Plan or Benefit Arrangement.

(o) With respect to any nonqualified deferred compensation plan that is subject to Section 409A of the Code, such plan has been identified on the Ameriana Bancorp Disclosure Letter and has been operated in accordance with, and is in documentary compliance with, in all material respects, Section 409A of the Code and the guidance issued thereunder.

5.14 Obligations to Employees. Except as set forth in the Ameriana Bancorp Disclosure Letter, all accrued obligations and liabilities of Ameriana Bancorp and any Subsidiary, whether arising by operation of law, by contract or by past custom, for payments to trust or other funds, to any government agency or body or to any individual director, officer, employee or agent (or his heirs, legatees or legal representative) with respect to unemployment compensation or social security benefits and all pension, retirement, savings, stock purchase, stock bonus, stock ownership, stock option, stock appreciation rights or profit sharing plan, any employment, deferred compensation, consultant, bonus or collective bargaining agreement or group insurance contract or other incentive, welfare or employee benefit plan or agreement maintained by Ameriana Bancorp or any Subsidiary for their current or former directors, officers, employees and agents have been and are being paid to the extent required by law or by the plan or contract, and adequate actuarial accruals and/or reserves for such payments have been and are being made by Ameriana Bancorp or a Subsidiary in accordance with generally accepted accounting and actuarial principles, except where the failure to pay any such accrued obligations or liabilities or to maintain adequate accruals and/or reserves for payment thereof would not have a Material Adverse Effect. Except as set forth in the Ameriana Bancorp Disclosure Letter, all obligations and liabilities of Ameriana Bancorp and the Subsidiaries, whether arising by operation of law, by contract, or by past custom, for all forms of compensation which are or may be payable to their current or former directors, officers, employees or agents have been and are being paid, and adequate accruals and/or reserves for payment therefore have been and are being made in accordance with generally accepted accounting principles, except where the failure to pay any such obligations and liabilities or to maintain adequate accruals and/or reserves for payment thereof would not have a Material Adverse Effect. All accruals and reserves referred to in this Section 5.14 are correctly and accurately reflected and accounted for in the books, statements and records of Ameriana Bancorp and the Subsidiaries, except where the failure to correctly and accurately reflect and account for such accruals and reserves would not have a Material Adverse Effect.

5.15 Taxes, Returns and Reports. Except as set forth in the Ameriana Bancorp Disclosure Letter, Ameriana Bancorp and the Subsidiaries have (a) duly filed all federal, state, local and foreign tax returns of every type and kind required to be filed by them as of the date hereof, and each return is true, complete and accurate in all material respects; (b) paid all material taxes, assessments and other governmental charges due and payable or claimed to be due and payable upon them or any of their income, properties or assets; and (c) not requested an extension of time for any such payments (which extension is still in force). Except for taxes not yet due and payable, the reserve for taxes on the Financial Information is adequate to cover all of Ameriana Bancorp and the Subsidiaries’ tax liabilities (including, without limitation, income taxes and franchise fees) that may become payable in future years with respect to any transactions consummated prior to March 31, 2015. Neither Ameriana Bancorp nor the Bank has or will have, any liability for taxes of any nature for or with respect to the operation of their business, including the assets of any subsidiary, from March 31, 2015, up to and including the Effective Date, except to the extent reflected on their Financial Information or on financial statements of Ameriana Bancorp or the Subsidiaries subsequent to such date and as set forth in the Ameriana Bancorp Disclosure Letter. Neither Ameriana Bancorp nor any Subsidiary has received written notice that it is currently under audit by any state or federal taxing authority. Except as set forth in the Ameriana Bancorp Disclosure Letter, none of the federal, state, or local tax returns of Ameriana Bancorp or any Subsidiary have been audited by any taxing authority during the past five (5) years.

5.16 Deposit Insurance. The deposits of the Bank are insured by the Federal Deposit Insurance Corporation (“FDIC”) in accordance with the Federal Deposit Insurance Act, and the Bank has paid all premiums and assessments with respect to such deposit insurance.

5.17 Reports. Since January 1, 2013, Ameriana Bancorp and the Bank have timely filed all reports, registrations and statements, together with any required amendments thereto, that Ameriana Bancorp or any Subsidiary was required to file with (i) the Board of Governors of the Federal Reserve System (the “Federal Reserve Board”), (ii) the Indiana Department of Financial Institutions, (iii) the FDIC, and (iv) any federal, state, municipal or local government, securities, banking, environmental, insurance and other governmental or regulatory authority, and the agencies and staffs thereof (collectively, the “Regulatory Authorities”), having jurisdiction over the affairs of Ameriana Bancorp or the Bank except where such failure would not have a Material Adverse Effect. All such reports filed by Ameriana Bancorp and any Subsidiary complied in all material respects with all applicable rules and regulations promulgated by the applicable Regulatory Authorities and were true, accurate and complete in all material respects and, to the extent required, were prepared in conformity with regulatory accounting principles applied on a consistent basis. Except as set forth in the Ameriana Bancorp Disclosure Letter, there is no unresolved violation with respect to any report or statement filed by, or any examination of, Ameriana Bancorp or any Subsidiary.

5.18 Absence of Defaults. Neither Ameriana Bancorp nor any Subsidiary is in violation of its respective Articles of Incorporation or By-Laws or to the knowledge of Ameriana Bancorp’s Management in default under any material agreement, commitment, arrangement, loan, lease, insurance policy or other instrument, whether entered into in the ordinary course of business or otherwise and whether written or oral, and there has not occurred any event known to Ameriana Bancorp’s Management that, with the lapse of time or giving of notice or both, would constitute such a default, except for defaults which would not have a Material Adverse Effect.

5.19 Tax and Regulatory Matters. Neither Ameriana Bancorp nor any Subsidiary has taken or agreed to take any action or has any knowledge of any fact or circumstance that would (a) prevent the transactions contemplated hereby from qualifying as a reorganization within the meaning of Section 368 of the Code or (b) materially impede or delay receipt of any regulatory approval required for consummation of the transactions contemplated by this Agreement.

5.20 Real Property.

(a) A list of the locations of each parcel of real property owned by Ameriana Bancorp or any Subsidiary (other than real property acquired in foreclosure or in lieu of foreclosure in the course of the collection of loans and being held by Ameriana Bancorp or the Bank for disposition as required by law) is set forth in the Ameriana Bancorp Disclosure Letter under the heading of “Ameriana Bancorp Owned Real Property” (such real property being herein referred to as the “Ameriana Bancorp Owned Real Property”). A list of the locations of each parcel of real property leased by Ameriana Bancorp or any Subsidiary is also set forth in the Ameriana Bancorp Disclosure Letter under the heading of “Ameriana Bancorp Leased Real Property” (such real property being herein referred to as the “Ameriana Bancorp Leased Real Property”). Ameriana Bancorp shall update the Ameriana Bancorp Disclosure Letter within ten (10) days after acquiring or leasing any real property after the date hereof. Collectively, the Ameriana Bancorp Owned Real Property and the Ameriana Bancorp Leased Real Property are herein referred to as the “Ameriana Bancorp Real Property.”

(b) There is no pending action involving Ameriana Bancorp or any Subsidiary as to the title of or the right to use any of the Ameriana Bancorp Real Property.

(c) Other than the Ameriana Bancorp Owned Real Property, neither Ameriana Bancorp nor any Subsidiary has any interest in any other real property except interests as a mortgagee, and except for any real property acquired in foreclosure or in lieu of foreclosure and being held for disposition as required by law.

(d) None of the buildings, structures or other improvements located on the Ameriana Bancorp Real Property encroaches upon or over any adjoining parcel of real estate or any easement or right-of-way or “setback” line and all such buildings, structures and improvements are located and constructed in conformity with all applicable zoning ordinances and building codes.

(e) None of the buildings, structures or improvements located on the Ameriana Bancorp Real Property are the subject of any official complaint or notice by any governmental authority of violation of any applicable zoning ordinance or building code, and there is no zoning ordinance, building code, use or occupancy restriction or condemnation action or proceeding pending, or, to the best knowledge of Ameriana Bancorp’s Management, threatened, with respect to any such building, structure or improvement. The Ameriana Bancorp Real Property is in good condition for its intended purpose, ordinary wear and tear excepted, and has been maintained (as to the Ameriana

Bancorp Leased Real Property, to the extent required to be maintained by Ameriana Bancorp or the Bank) in accordance with reasonable and prudent business practices applicable to like facilities. The Ameriana Bancorp Real Property has been used and operated in all material respects in compliance with all applicable laws, statutes, rules, regulations and ordinances applicable thereto.

(f) Except as may be reflected in the Financial Information, liens for taxes not yet due and payable or with respect to such easements, liens, defects or encumbrances, real estate taxes and assessments or other monetary obligations such as contributions to an Owners’ Association, as do not individually or in the aggregate materially adversely affect the use or value of the Ameriana Bancorp Owned Real Property, Ameriana Bancorp and the Subsidiaries have, and at the Effective Date will have, good and marketable title to their respective Ameriana Bancorp Owned Real Property, free and clear of all liens, mortgages, security interests, encumbrances and restrictions of any kind or character.

(g) Except as set forth in the Ameriana Bancorp Disclosure Letter and to the knowledge of Ameriana Bancorp’s Management, neither Ameriana Bancorp nor any Subsidiary has caused or allowed the generation, treatment, storage, disposal or release at any Ameriana Bancorp Real Property of any Toxic Substance, except in compliance with all applicable federal, state and local laws and regulations and except where such noncompliance would not reasonably be expected to have a Material Adverse Effect. “Toxic Substance” means any hazardous, toxic or dangerous substance, pollutant, waste, gas or material, including, without limitation, petroleum and petroleum products, metals, liquids, semi-solids or solids, that are regulated under any federal, state or local statute, ordinance, rule, regulation or other law pertaining to environmental protection, contamination, quality, waste management or cleanup.

(h) Except as disclosed in the Ameriana Bancorp Disclosure Letter and to the knowledge of Ameriana Bancorp’s Management, there are no underground storage tanks located on, in or under any Ameriana Bancorp Owned Real Property and no such Ameriana Bancorp Owned Real Property has previously contained an underground storage tank. Except as set forth in the Ameriana Bancorp Disclosure Letter and to the knowledge of Ameriana Bancorp’s Management, neither Ameriana Bancorp nor the Bank own or operate any underground storage tank at any Ameriana Bancorp Leased Real Property and no such Ameriana Bancorp Leased Real Property has previously contained an underground storage tank. To the knowledge of Ameriana Bancorp’s Management, no Ameriana Bancorp Real Property is or has been listed on the Comprehensive Environmental Response, Compensation, and Liability Information System (“CERCLIS”).

(i) Except as set forth in the Ameriana Bancorp Disclosure Letter and to the knowledge of Ameriana Bancorp’s Management, no Toxic Substance has been released, spilled, discharged or disposed at, in, on or under any Ameriana Bancorp Real Property nor, to the knowledge of Ameriana Bancorp’s Management, are there any other conditions or circumstances affecting any Ameriana Bancorp Real Property, in each case, which would reasonably be expected to have a Material Adverse Effect.

(j) To the knowledge of Ameriana Bancorp’s Management, the Ameriana Bancorp Real Property is not “property” within the definition of Indiana Code §13-11-2-174. To the knowledge of Ameriana Bancorp’s Management, neither Ameriana Bancorp nor any Subsidiary is required to provide a “disclosure document” to First Merchants as a result of the Merger pursuant to the Indiana Responsible Property Transfer Law (Indiana Code §13-25-3-1 et seq.).

(k) To the knowledge of Ameriana Bancorp’s Management, there are no mechanic’s or materialman’s liens against the Ameriana Bancorp Leased Real Property, and no unpaid claims for labor performed, materials furnished or services rendered in connection with constructing, improving or repairing the Ameriana Bancorp Leased Real Property in respect of which liens may or could be filed against the Ameriana Bancorp Leased Real Property.

5.21 Securities Law Compliance. Ameriana Bancorp’s common stock is traded on the NASDAQ Capital Market under the symbol of “ASBI.” Ameriana Bancorp has complied in all material respects with all applicable state, federal or foreign securities laws, statutes, rules, regulations or orders, injunctions or decrees of any applicable government agency relating thereto. Since January 1, 2014, Ameriana Bancorp has filed all reports and other documents required to be filed by it under the Securities and Exchange Act of 1934 (the “1934 Act”) and the Securities Act of 1933 (the “1933 Act”), including Ameriana Bancorp’s Annual Report on Form 10-K for the year ended December 31, 2014, copies of which have previously been delivered to First Merchants. Since January 1, 2014, all such SEC filings were true, accurate and complete in all material respects as of the dates of the filings (except for information included therein as of a certain date, which shall have been true and correct as of such date), and no such filings, at the time they were filed, contained any untrue statement of a material fact or omitted to state a material fact necessary in order to make the statements made, at the time and in the light of the circumstances under which they were made, not false or misleading.

5.22 Broker’s or Finder’s Fees. Except for River Branch Capital LLC, no agent, broker or other person acting on behalf of Ameriana Bancorp or any Subsidiary or under any authority of Ameriana Bancorp or any Subsidiary is or shall be entitled to any commission, broker’s or finder’s fee or any other form of compensation or payment from any of the parties hereto, other than attorneys’ or accountants’ fees, in connection with any of the transactions contemplated by this Agreement.

5.23 Shareholder Rights Plan. Ameriana Bancorp does not have a shareholder rights plan or any other plan, program or agreement involving, restricting, prohibiting or discouraging a change in control or merger of Ameriana Bancorp or the Bank or which may be considered an anti-takeover mechanism.

5.24 Indemnification Agreements. Except as set forth in the Ameriana Bancorp Disclosure Letter, neither Ameriana Bancorp nor any Subsidiary is a party to any indemnification, indemnity or reimbursement agreement, contract, commitment or understanding to indemnify any present or former director, officer, employee, shareholder or agent against any liability or hold the same harmless from liability other than as expressly provided in the Articles of Incorporation or By-Laws of Ameriana Bancorp and the Subsidiaries.

5.25 Nonsurvival of Representations and Warranties. The representations and warranties contained in this Section 5 shall expire on the Effective Date or the earlier termination of this Agreement, and thereafter Ameriana Bancorp and the Subsidiaries and all directors and officers of Ameriana Bancorp and the Subsidiaries shall have no further liability with respect thereto.

SECTION 6

REPRESENTATIONS AND

WARRANTIES OF FIRST MERCHANTS

First Merchants hereby makes the following representations and warranties set forth below to Ameriana Bancorp with respect to itself and FMB. For the purposes of this Section, “First Merchants Disclosure Letter” is defined as a letter referencing Section 6 of this Agreement which shall be prepared by First Merchants and delivered to Ameriana Bancorp contemporaneous with the execution of this Agreement.

6.1 Organization and Qualification. First Merchants is a corporation duly organized and validly existing under the laws of the State of Indiana and FMB is a national bank duly organized and validly existing under the laws of the United States of America. First Merchants and FMB have the power and authority (corporate or otherwise) to conduct their respective businesses in the manner and by the means utilized as of the date hereof. First Merchants’ only subsidiaries are FMB and the other entities listed on Exhibit 21 to First Merchants’ Annual Report on Form 10-K as of and for the period ending December 31, 2014 (the “First Merchants Subsidiaries”). FMB is subject to primary federal regulatory supervision and regulation by the OCC.

6.2 Authorization.

(a) First Merchants and FMB have the corporate power and authority to enter into this Agreement and to carry out their obligations hereunder subject to the conditions precedent set forth in Section 9. The Agreement, when executed and delivered, will have been duly authorized and will constitute a valid and binding obligation of First Merchants and FMB, subject to the conditions precedent set forth in Section 9 hereof, enforceable in accordance with its terms, except to the extent limited by insolvency, reorganization, liquidation, readjustment of debt, or other laws of general application relating to or affecting the enforcement of creditor’s rights. The Board of Directors of First Merchants and FMB have approved the Merger and Bank Merger pursuant to the terms and conditions of this Agreement and the Bank Merger Agreement.

(b) Except as set forth in the First Merchants Disclosure Letter, neither the execution of this Agreement, nor the consummation of the transactions contemplated hereby, subject to the conditions precedent set forth in Section 9 hereof does or will (i) conflict with, result in a breach of, or constitute a default under either First Merchants’ or FMB’s Articles of Incorporation, Articles of Association or By-laws; (ii) conflict with, result in a breach of, or constitute a default under any federal, foreign, state, or local law, statute, ordinance, rule, regulation, or court or administrative order or decree, or any note, bond, indenture, loan, mortgage, security agreement, contract, arrangement, or commitment, to which either First Merchants or FMB is subject or bound, the result of which would have a Material Adverse Effect; (iii) result in the creation of, or give any person, corporation or entity the right to create, any lien, charge, claim, encumbrance, security interest, or any other rights of others or other adverse interest upon any right, property or asset of either First Merchants or FMB; (iv) terminate, or give any person, corporation or entity the right to terminate, amend, abandon, or refuse to perform, any note, bond, indenture, loan, mortgage, security agreement, contract, arrangement, or commitment to which First Merchants or FMB is a party or by which either First Merchants or FMB is subject or bound, the result of which would have a Material Adverse Effect on First Merchants; or (v) accelerate or modify, or give any party thereto the right to accelerate or modify, the time within which, or the terms according to which, either First Merchants or FMB is to perform any duties or obligations or receive any rights or benefits under any note, bond, indenture, loan, mortgage, security agreement, contract, arrangement, or commitment.

(c) Other than in connection or in compliance with the provisions of the Bank Holding Company Act of 1956, the Bank Merger Act, federal and state securities laws, and applicable federal and Indiana banking statutes and Indiana corporate statutes, all as amended, and the rules and regulations promulgated thereunder, no notice to, filing with, authorization of, exemption by, or consent or approval of, any public body or authority is necessary for the consummation by First Merchants and FMB of the transactions contemplated by this Agreement.

(d) Except as set forth in the First Merchants Disclosure Letter, other than those filings, authorizations, consents and approvals referenced in Section 6.2(c) above and filings and approvals relating to the listing of the shares of First Merchants common stock to be issued in the Merger on the NASDAQ Global Select Market and certain other filings and approvals with NASDAQ relating to the change in the number of shares of First Merchants outstanding as a result of the Merger, no notice to, filing with, authorization of, execution by, or consent or approval of, any third party is necessary for the consummation by First Merchants of the transactions contemplated by this Agreement, except for such authorizations, exemptions, consents or approvals, the failure of which to obtain, would not be reasonably likely to result in a Material Adverse Effect.

6.3 Capitalization.

(a) As of April 30, 2015, First Merchants had 50,000,000 shares of First Merchants Common Stock authorized, without par value, $0.125 stated value, of which 37,783,280 shares were issued and outstanding. Such issued and outstanding shares of First Merchants Common Stock have been duly and validly authorized by all necessary corporate action of First Merchants, are validly issued, fully paid and nonassessable and have not been issued in violation of any preemptive rights of any shareholders.

(b) First Merchants has authorized 500,000 shares of preferred stock, without par value (“First Merchants Preferred Stock”). First Merchants has designated 116,000 of those shares of First Merchants Preferred Stock as Fixed Rate Cumulative

Perpetual Preferred Stock, Series A authorized, $1,000 per share liquidation amount, no shares of which are issued and outstanding. First Merchants also has designated 90,823.23 shares of the First Merchants Preferred Stock as Senior Non-Cumulative Perpetual Preferred Stock, Series B authorized, $1,000 per share liquidation amount, no shares of which are currently outstanding.

(c) The shares of First Merchants Common Stock to be issued pursuant to the Merger will be duly authorized, fully paid, validly issued and nonassessable and subject to no preemptive rights.

6.4 Organizational Documents. The Articles of Incorporation and By-laws of First Merchants in force as of the date hereof have been delivered to Ameriana Bancorp. The documents delivered by it represent true, accurate and complete copies of the corporate documents of First Merchants in effect as of the date of this Agreement.

6.5 Compliance with Law. Except as set forth in the First Merchants Disclosure Letter, neither First Merchants nor any First Merchants Subsidiary has engaged in any activity nor taken or omitted to take any action which has resulted or, to the knowledge of “First Merchants’ Management” (as defined below), could reasonably be expected to result, in the violation of any local, state, federal or foreign law, statute, rule, regulation or ordinance or of any order, injunction, judgment or decree of any court or government agency or body, the violation of which could reasonably be expected to have a Material Adverse Effect. Except as set forth in the First Merchants Disclosure Letter, First Merchants and each First Merchants Subsidiary possess all licenses, franchises, permits and other authorizations necessary for the continued conduct of their respective businesses without material interference or interruption. Neither First Merchants nor any First Merchants Subsidiary are subject to any agreement, commitment or understanding with, or order and directive of, any regulatory agency or government authority with respect to the business or operations of First Merchants or FMB. Except as set forth in the First Merchants Disclosure Letter, FMB has not received any notice of enforcement actions or criticisms since January 1, 2013 from any regulatory agency or government authority relating to its compliance with the Bank Secrecy Act, the Truth-in-Lending Act, the Community Reinvestment Act, the Gramm-Leach-Bliley Act of 1999, the USA Patriot Act, the International Money Laundering Abatement and Financial Anti-Terrorism Act of 2001, the Sarbanes-Oxley Act of 2002, the Dodd-Frank Wall Street Reform and Consumer Protection Act or any laws with respect to the protection of the environment or the rules and regulations promulgated thereunder. Except as set forth in the First Merchants Disclosure Letter, First Merchants has not received any notice of enforcement actions or criticisms since January 1, 2013 from any regulatory agency or government authority relating to its compliance with any securities, tax or employment laws applicable to First Merchants. FMB received a rating of “satisfactory” or better in its most recent examination or interim review with respect to the Community Reinvestment Act.

6.6 Accuracy of Statements. No information which has been or shall be supplied by First Merchants nor any First Merchants Subsidiary with respect to its respective businesses, operations and financial condition for inclusion in the proxy statement and registration statement relating to the Merger or the Bank Merger contains or shall contain (in the case of information relating to the proxy statement at the time it is mailed and for the registration statement at the time it becomes effective) any untrue statement of a material fact or omits or shall omit to state a material fact necessary to make the statements contained herein or therein not misleading.

6.7 Litigation and Pending Proceedings. Except as set forth in the First Merchants Disclosure Letter, there are no claims of any kind, nor any action, suits, proceedings, arbitrations or investigations pending or to the knowledge of First Merchants’ Management threatened in any court or before any government agency or body, arbitration panel or otherwise (nor does First Merchants’ Management have any knowledge of a basis for any claim, action, suit, proceeding, arbitration or investigation) which could be reasonably expected to have a Material Adverse Effect. To the knowledge of First Merchants’ Management, there are no material uncured violations, criticisms or exceptions, or violations with respect to which material refunds or restitutions may be required, cited in any report, correspondence or other communication to First Merchants as a result of an examination by any regulatory agency or body.

6.8 Financial Statements.

(a) First Merchants’ consolidated audited balance sheets as of the end of the two (2) fiscal years ended December 31, 2014 and 2013, the unaudited consolidated balance sheet for the three months ended March 31, 2015 and the related consolidated statements of income, shareholders’ equity and cash flows for the years or period then ended (hereinafter collectively referred to as the “First Merchants Financial Information”) present fairly the consolidated financial condition or position of First Merchants as of the respective dates thereof and the consolidated results of operations of First Merchants for the respective periods covered thereby and have been prepared in conformity with generally accepted accounting principles applied on a consistent basis.

(b) All loans reflected in the First Merchants Financial Information and which have been made, extended or acquired since March 31, 2015 (i) have been made for good, valuable and adequate consideration in the ordinary course of business; (ii) constitute the legal, valid and binding obligation of the obligor and any guarantor named therein; (iii) are evidenced by notes, instruments or other evidences of indebtedness which are true, genuine and what they purport to be; and (iv) to the extent that FMB has a security interest in collateral or a mortgage securing such loans, are secured by perfected security interests or mortgages naming FMB as the secured party or mortgagee, except for such unperfected security interests or mortgages naming FMB as secured party or mortgagee which, on an individual loan basis, would not materially adversely affect the value of any such loan and the recovery of payment on any such loan if FMB is not able to enforce any such security interest or mortgage.

6.9 Absence of Certain Changes. Except for events and conditions relating to the business and interest rate environment in general, the accrual or payment of Merger-related expenses, or as set forth in the First Merchants Disclosure Letter, since March 31, 2015, no events have occurred which could reasonably be expected to have a Material Adverse Effect. Except as set forth in the First Merchants Disclosure Letter, between the period from March 31, 2015 to the date of this Agreement, First Merchants and each First Merchants Subsidiary have carried on their respective businesses in the ordinary and usual course consistent with their past practices (excluding (a) the incurrence of reasonable fees and expenses of professional advisors related to this Agreement and the transactions contemplated hereby; and (b) the sale of all of the outstanding capital stock of First Merchants Insurance Services, Inc. on June 12, 2015 and the incurrence of reasonable fees and expenses of professional advisors in connection therewith). Since March 31, 2015, there has not been any declaration, setting aside or payment of any dividend or other distribution (whether in cash, stock or property) with respect to First Merchants’ common shares (other than normal quarterly cash dividends) or any split, combination or reclassification of any stock of First Merchants or any First Merchants Subsidiary or any issuance or the authorization of any issuance of any securities in respect of, or in lieu of, or in substitution for First Merchants’ common shares.

6.10 Absence of Undisclosed Liabilities. Except as set forth in the First Merchants Disclosure Letter, neither First Merchants nor any First Merchants Subsidiary has any liabilities, whether accrued, absolute, contingent, or otherwise, existing or arising out of any transaction or state of facts existing on or prior to the date hereof, except (a) as and to the extent disclosed, reflected or reserved against in the First Merchants Financial Information, (b) any agreement, contract, obligation, commitment, arrangement, liability, lease or license which individually is less than Four Hundred Thousand and 00/100 Dollars ($400,000.00) per year and which may be terminated within one year from the date of this Agreement, and (c) unfunded loan commitments made in the ordinary course of the Bank’s business consistent with past practices.

6.11 Title to Assets.

(a) Except as set forth in the First Merchants Disclosure Letter, First Merchants and each First Merchants Subsidiary have good and marketable title in fee simple absolute to all personal property reflected in the March 31, 2015 First Merchants Financial Information, good and marketable title to all other properties and assets which First Merchants or any First Merchants Subsidiary purports to own, good and marketable title to or right to use by terms of any lease or contract all other property used in First Merchants’ or any First Merchants Subsidiary’s business, and good and marketable title to all property and assets acquired since March 31, 2015, free and clear of all mortgages, liens, pledges, restrictions, security interests, charges, claims or encumbrances of any nature, except such minor imperfections of title, if any, as do not materially detract from the value of or interfere with the use of the property and which would not have a Material Adverse Effect.

(b) The operation by First Merchants or any First Merchants Subsidiary of such properties and assets and of its furniture, fixtures, machinery, equipment, computer software and hardware, and all other tangible personal property is in compliance with all applicable laws, ordinances, rules and regulations of any governmental authority or third party having jurisdiction over such use except for such noncompliance that would not have a Material Adverse Effect.

6.12 Loans and Investments.

(a) Except as set forth in the First Merchants Disclosure Letter, there is no loan of any other First Merchants Subsidiary in excess of One Million and 00/100 Dollars ($1,000,000.00) that has been classified by First Merchants applying bank regulatory examination standards as “Other Loans Specially Mentioned,” “Substandard,” “Doubtful” or “Loss,” nor is there any loan of FMB in excess of One Million and 00/100 Dollars ($1,000,000.00) that has been identified by accountants or auditors (internal or external) as having a significant risk of uncollectibility. FMB’s loan watch list and all loans in excess of One Million and 00/100 Dollars ($1,000,000.00) that First Merchants’ Management has determined to be ninety (90) days or more past due with respect to principal or interest or has placed on nonaccrual status are set forth in the First Merchants Disclosure Letter.

(b) The reserves for loan and lease losses and the carrying value for other real estate owned which are shown on each of the balance sheets contained in the First Merchants Financial Information are adequate in the judgment of management and consistent with applicable bank regulatory standards and under GAAP to provide for losses, net of recoveries relating to loans and leases previously charged off, on loans and leases outstanding and other real estate owned (including accrued interest receivable) as of the applicable date of such balance sheet.

(c) Except as set forth in the First Merchants Disclosure Letter, none of the investments reflected in the First Merchants Financial Information and none of the investments made by First Merchants or any First Merchants Subsidiary since March 31, 2015 is subject to any restrictions, whether contractual or statutory, which materially impairs the ability of First Merchants or any First Merchants Subsidiary to dispose freely of such investment at any time. Except as set forth in the First Merchants Disclosure Letter, neither First Merchants nor any First Merchants Subsidiary is a party to any repurchase agreements with respect to securities.

6.13 Employee Benefit Plans.

(a) The First Merchants Disclosure Letter contains a list identifying each “employee benefit plan,” as defined in Section 3(3) of ERISA, which (i) is subject to any provision of ERISA, and (ii) is currently maintained, administered or contributed to by First Merchants or any entity, trade or business that, together with First Merchants, would be treated as a single employer under the provisions of Sections 414(b), (c), (m) or (o) of the Code (“First Merchants ERISA Affiliate”), and covers any employee, director or former employee or director of First Merchants or any First Merchants ERISA Affiliate under which First Merchants or any First Merchants ERISA Affiliate has any liability. The First Merchants Disclosure Letter also contains a list of all “employee benefit plans” as defined under ERISA which have been terminated by First Merchants or any First Merchants ERISA Affiliate since January 1, 2010. Copies of such plans (and, if applicable, related trust agreements or insurance contracts) and all amendments thereto and written interpretations thereof have been furnished to Ameriana Bancorp together with the three (3) most recent annual reports (Form 5500) prepared in connection with any such plan and the current summary plan descriptions (and any summary of material modifications thereto). Such plans are hereinafter referred to individually as a “First Merchants Employee Plan” and collectively as the “First Merchants Employee Plans.” The First Merchants Employee Plans which individually or collectively would constitute an “employee pension benefit plan” as defined in Section 3(2)(A) of ERISA are identified as such in the list referred to above.

(b) The First Merchants Employee Plans have been operated in material compliance with all applicable laws, regulations, rulings and other requirements, as well as pursuant to the terms of their governing documents (to the extent consistent with ERISA).

(c) Except as set forth in the First Merchants Disclosure letter, to the knowledge of First Merchants’ Management, no “prohibited transaction,” as defined in Section 406 of ERISA or Section 4975 of the Code, for which no statutory or administrative exemption exists, and no “reportable event,” as defined in Section 4043(c) of ERISA, for which a notice is required to be filed, has occurred with respect to any First Merchants Employee Plan that could subject First Merchants to material taxes or penalties. Neither First Merchants nor any First Merchants ERISA Affiliate has any material liability to the PBGC, to the IRS, to the DOL, to the Employee Benefits Security Administration, with respect to any First Merchants Employee Plan, except for routine premium payments to the PBGC.

(d) To the knowledge of First Merchants’ Management, no “fiduciary,” as defined in Section 3(21) of ERISA, of a First Merchants Employee Plan has failed to comply with the requirements of Section 404 of ERISA in such a way as to cause material liability to First Merchants or any First Merchants ERISA Affiliate.

(e) Each of the First Merchants Employee Plans which is intended to be qualified under Section 401(a) of the Code has been timely amended to comply in all material respects with the applicable requirements of the Code. Except as set forth in the First Merchants Disclosure Letter, First Merchants and/or any First Merchants ERISA Affiliate, as applicable, sought and received favorable determination letters from the IRS and has furnished to Ameriana Bancorp copies of the most recent IRS determination letters with respect to any such Employee Plan that is intended to be qualified under Section 401(a) of the Code.

(f) No First Merchants Employee Plan has incurred an “accumulated funding deficiency,” as determined under Section 412 of the Code and Section 302 of ERISA. First Merchants has at all times met the minimum funding standard, and has made all contributions required, under Section 412 of the Code and Section 302 of ERISA. No facts or circumstances exist that may subject First Merchants, or any First Merchants ERISA Affiliate, to any liability under Sections 4062, 4063 or 4064 of ERISA. Neither First Merchants nor any First Merchants ERISA Affiliate ever has engaged in any transaction within the meaning of Section 4069 of ERISA. Except as disclosed in the First Merchants Disclosure Letter, there exist no facts or circumstances which could subject First Merchants, or any First Merchants ERISA Affiliate thereof, to withdrawal liability within the meaning of Section 4201 of ERISA or to contingent withdrawal liability under Section 4204 of ERISA. Neither First Merchants nor any First Merchants ERISA Affiliate ever has been a party to a transaction within the meaning of Section 4212(c) of ERISA.

(g) No First Merchants Employee Plan subject to Title IV of ERISA has been terminated or incurred a partial termination (either voluntarily or involuntarily), in such a way as to cause material additional liability to First Merchants or any First Merchants ERISA Affiliate.

(h) No claims involving a First Merchants Employee Plan (other than normal benefit claims) have been filed in a court of law or, to the knowledge of First Merchants’ Management, have been threatened to be filed in a court of law.

(i) There is no contract, agreement, plan or arrangement covering any employee, director or former employee or director of First Merchants or any Subsidiary that, individually or collectively, could give rise to the payment of any amount that would not be deductible by reason of Section 280G or Section 162(a)(1) of the Code.

(j) To the knowledge of First Merchants’ Management, no event has occurred that would cause the imposition of the tax described in Section 4980B of the Code on First Merchants or any First Merchants ERISA Affiliate. To the knowledge of First Merchants’ Management, First Merchants has materially complied with all requirements of Section 601 or ERISA, as applicable, with respect to any First Merchants Employee Plan.

(k) The First Merchants Disclosure Letter contains a list of each employment, severance or other similar contract, arrangement or policy and each plan or arrangement (written or oral) providing for insurance coverage (including any self-insured arrangements), workers’ compensation, disability benefits, supplemental unemployment benefits, vacation benefits, retirement benefits or deferred compensation, profit sharing, bonuses, stock options, stock appreciation or other forms of incentive compensation or post-retirement insurance, compensation or benefits which (i) is not a First Merchants Employee Plan, (ii) was entered into, maintained or contributed to, as the case may be, by First Merchants or any First Merchants Subsidiary and (iii) covers any employee, director or former employee or director of First Merchants or any First Merchants Subsidiary. Such contracts, plans and arrangements as are described above, copies or descriptions of all of which have been furnished previously to First Merchants, are hereinafter referred to collectively as the “First Merchants Benefit Arrangements.” Each of the First Merchants Benefit Arrangements has been maintained in compliance in all material respects with its terms and with the requirements prescribed by any and all statutes, orders, rules and regulations which are applicable to such First Merchants Benefit Arrangements.

(l) Except as set forth in the First Merchants Disclosure Letter, neither First Merchants nor any First Merchants ERISA Affiliate has any present or future liability in respect of post-retirement health and medical benefits for former employees or directors of First Merchants or any First Merchants ERISA Affiliate.

(m) Except as set forth in the First Merchants Disclosure Letter, there has been no amendment to, written interpretation or announcement (whether or not written) by First Merchants or any First Merchants ERISA Affiliate relating to, or change in employee participation or coverage under, any First Merchants Employee Plan or Benefit Arrangement administered by First Merchants or any First Merchants ERISA Affiliate which would increase materially the expense of maintaining such First Merchants Employee Plans or First Merchants Benefit Arrangements above the level of the expense incurred in respect thereof for the fiscal year ended December 31, 2014.

(n) Except as otherwise provided in the First Merchants Disclosure Letter, the transactions contemplated by the Agreement will not cause acceleration of vesting in, or payment of, any material benefits under any First Merchants Employee Plan or Benefit Arrangement and will not otherwise materially accelerate or increase any obligation under any First Merchants Employee Plan or Benefit Arrangement.

(o) With respect to any nonqualified deferred compensation plan that is subject to Section 409A of the Code, such plan has been identified on the Disclosure Letter and has been operated in accordance with, and is in documentary compliance with, Section 409A of the Code and the guidance issued thereunder.

6.14 Obligations to Employees. Except as set forth in the First Merchants Disclosure Letter, all accrued obligations and liabilities of First Merchants and any First Merchants Subsidiary, whether arising by operation of law, by contract or by past custom, for payments to trust or other funds, to any government agency or body or to any individual director, officer, employee or agent (or his heirs, legatees or legal representative) with respect to unemployment compensation or social security benefits and all pension, retirement, savings, stock purchase, stock bonus, stock ownership, stock option, restricted stock grant, stock appreciation rights or profit sharing plan, any employment, deferred compensation, consultant, bonus or collective bargaining agreement or group insurance contract or other incentive, welfare or employee benefit plan or agreement maintained by First Merchants or any First Merchants Subsidiary for their current or former directors, officers, employees and agents have been and are being paid to the extent required by law or by the plan or contract, and adequate actuarial accruals and/or reserves for such payments have been and are being made by First Merchants or any First Merchants Subsidiary in accordance with generally accepted accounting and actuarial principles, except where the failure to pay any such accrued obligations or liabilities or to maintain adequate accruals and/or reserves for payment thereof would not have a Material Adverse Effect. Except as set forth in the First Merchants Disclosure Letter, all obligations and liabilities of First Merchants and any First Merchants Subsidiary, whether arising by operation of law, by contract, or by past custom, for all forms of compensation which are or may be payable to their current or former directors, officers, employees or agents have been and are being paid, and adequate accruals and/or reserves for payment therefor have been and are being made in accordance with generally accepted accounting principles, except where the failure to pay any such obligations and liabilities or to maintain adequate accruals and/or reserves for payment thereof would not have a Material Adverse Effect. All accruals and reserves referred to in this Section 6.14 are correctly and accurately reflected and accounted for in the books, statements and records of First Merchants and any Subsidiary, except where the failure to correctly and accurately reflect and account for such accruals and reserves would not have a Material Adverse Effect.

6.15 Taxes, Returns and Reports. First Merchants and FMB have (a) duly filed all federal, state, local and foreign tax returns of every type and kind required to be filed by them as of the date hereof, and each return is true, complete and accurate in all material respects; (b) paid all material taxes, assessments and other governmental charges due and payable or claimed to be due and payable upon them or any of their income, properties or assets; and (c) not requested an extension of time for any such payments (which extension is still in force). Except for taxes not yet due and payable, the reserve for taxes on the First Merchants Financial Information is adequate to cover all of First Merchants’ and FMB’s tax liabilities (including, without limitation, income taxes and franchise fees) that may become payable in future years with respect to any transactions consummated prior to March 31, 2015. Neither First Merchants nor FMB has or will have, any liability for taxes of any nature for or with respect to the operation of their business, including the assets of any subsidiary, from March 31, 2015, up to and including the Effective Date, except to the extent reflected on the First Merchants Financial Information or on financial statements of First Merchants or any subsidiary subsequent to such date and as set forth in the First Merchants Disclosure Letter. Neither First Merchants nor FMB has received written notice that it is currently under audit by any state or federal taxing authority. Except as set forth in the First Merchants Disclosure Letter, none of the federal, state, or local tax returns of First Merchants or FMB have been audited by any taxing authority during the past five (5) years.

6.16 Deposit Insurance. The deposits of FMB are insured by the FDIC in accordance with the Federal Deposit Insurance Act, and FMB has paid all premiums and assessments with respect to such deposit insurance.

6.17 Reports. Since January 1, 2013, First Merchants and the First Merchants Subsidiaries have timely filed all reports, registrations and statements, together with any required amendments thereto, that they were required to file with the Office of the Comptroller of the Currency and the Regulatory Authorities having jurisdiction over the affairs of First Merchants and the First Merchants Subsidiaries, except where such failure would not have a Material Adverse Effect. All such reports filed by First Merchants and the First Merchants Subsidiaries complied in all material respects with all applicable rules and regulations promulgated by the Office of the Comptroller of the Currency applicable Regulatory Authorities and were true, accurate and complete in all material respects and, to the extent required, were prepared in conformity with generally accepted regulatory accounting principles applied on a consistent basis. There is no unresolved violation with respect to any report or statement filed by, or any examination of First Merchants or FMB.

6.18 Absence of Defaults. Neither First Merchants nor FMB is in violation of its Articles of Incorporation or By-Laws or, to the knowledge of First Merchants’ Management, in default under any material agreement, commitment, arrangement, loan, lease, insurance policy or other instrument, whether entered into in the ordinary course of business or otherwise and whether written or oral, and there has not occurred any event known to First Merchants’ Management that, with the lapse of time or giving of notice or both, would constitute such a default, except for defaults which would not have a Material Adverse Effect.

6.19 Tax and Regulatory Matters. Neither First Merchants nor any First Merchants Subsidiary has taken or agreed to take any action or has any knowledge of any fact or circumstance that would (a) prevent the transactions contemplated hereby from qualifying as a reorganization within the meaning of Section 368 of the Code or (b) materially impede or delay receipt of any regulatory approval required for consummation of the transactions contemplated by this Agreement.

6.20 Real Property.

(a) A list of the locations of each parcel of real property owned by First Merchants or any First Merchants Subsidiary (other than real property acquired in foreclosure or in lieu of foreclosure in the course of the collection of loans and being held by First Merchants or FMB for disposition as required by law) is set forth in the First Merchants Disclosure Letter under the heading of “First Merchants Owned Real Property” (such real property being herein referred to as the “First Merchants Owned Real Property”). A list of the locations of each parcel of real property leased by First Merchants or any First Merchants Subsidiary is also set forth in the First Merchants Disclosure Letter under the heading of “First Merchants Leased Real Property” (such real property being herein referred to as the “First Merchants Leased Real Property”). First Merchants shall update the First Merchants Disclosure Letter within ten (10) days after acquiring or leasing any real property after the date hereof. Collectively, the First Merchants Owned Real Property and the First Merchants Leased Real Property are herein referred to as the “First Merchants Real Property.”

(b) There is no pending action involving First Merchants or any First Merchants Subsidiary as to the title of or the right to use any of the First Merchants Real Property.

(c) Other than the First Merchants Owned Real Property, neither First Merchants nor any First Merchants Subsidiary has any interest in any other real property except interests as a mortgagee, and except for any real property acquired in foreclosure or in lieu of foreclosure and being held for disposition as required by law.

(d) Except as set forth in the First Merchants Disclosure Letter, (i) none of the buildings, structures or other improvements located on the First Merchants Owned Real Property encroaches upon or over any adjoining parcel of real estate or any easement or right-of-way or “setback” line and all such buildings, structures; and (ii) improvements are located and constructed in conformity with all applicable zoning ordinances and building codes.

(e) Except as set forth in the First Merchants Disclosure Letter, (i) none of the buildings, structures or improvements located on the First Merchants Owned Real Property are the subject of any official complaint or notice by any governmental authority of violation of any applicable zoning ordinance or building code; and (ii) there is no zoning ordinance, building code, use or occupancy restriction or condemnation action or proceeding pending, or, to the best knowledge of First Merchants’ Management, threatened, with respect to any such building, structure or improvement. Except as set forth in the First Merchants Disclosure Letter, the First Merchants Real Property is in good condition for its intended purpose, ordinary wear and tear excepted, and has been maintained (as to the First Merchants Leased Real Property, to the intent required to be maintained by First Merchants or any First Merchants Subsidiary) in accordance with reasonable and prudent business practices applicable to like facilities. The First Merchants Owned Real Property has been used and operated in compliance with all applicable laws, statutes, rules, regulations and ordinances applicable thereto.

(f) Except as may be reflected in the First Merchants Financial Information, liens for taxes not yet due and payable or with respect to such easements, liens, defects, encumbrances, real estate taxes and assessments or other monetary obligations such as contributions to an Owner’s Association, as do not individually or in the aggregate materially adversely affect the use or value of the First Merchants Owned Real Property, First Merchants and the First Merchants Subsidiary have, and at the Effective Date will have, good and marketable title to their respective First Merchants Owned Real Property, free and clear of all liens, mortgages, security interests, encumbrances and restrictions of any kind or character.

(g) Except as set forth in the First Merchants Disclosure Letter and to the knowledge of First Merchants’ Management, neither First Merchants nor any First Merchants Subsidiary has caused or allowed the generation, treatment, storage, disposal or release at any First Merchants Real Property of any Toxic Substance, except in compliance with all applicable federal, state and local laws and regulations and except where such noncompliance would not reasonably be expected to have a Material Adverse Effect.

(h) Except as disclosed in the First Merchants Disclosure Letter and to the knowledge of First Merchants’ Management, there are no underground storage tanks located on, in or under any First Merchants Owned Real Property and no such First Merchants Owned Real Property has previously contained an underground storage tank. Except as set forth in the First Merchants Disclosure Letter and to the knowledge of First Merchants’ Management, neither First Merchants nor any First Merchants Subsidiary own or operate any underground storage tank at any First Merchants Leased Real Property and no such First Merchants Leased Real Property has previously contained an underground storage tank. To the knowledge of First Merchants’ Management, no First Merchants Real Property is or has been listed on the CERCLIS.

(i) Except as set forth in the First Merchants Disclosure Letter and to the knowledge of First Merchants’ Management, no Toxic Substance has been released, spilled, discharged or disposed at, in, on or under any First Merchants Real Property nor, to the knowledge of First Merchants’ Management, are there any other conditions or circumstances affecting any First Merchants Real Property, in each case, which would reasonably be expected to have a Material Adverse Effect.

(j) To the knowledge of First Merchants’ Management, the First Merchants Real Property is not “property” within the definition of Indiana Code §13-11-2-174. To the knowledge of First Merchants’ Management, neither First Merchants nor any First Merchants Subsidiary is required to provide a “disclosure document” to First Merchants as a result of the Merger pursuant to the Indiana Responsible Property Transfer Law (Indiana Code §13-25-3-1 et seq.).

(k) To the knowledge of First Merchants’ Management, there are no mechanic’s or materialman’s liens against the First Merchants Leased Real Property, and no unpaid claims for labor performed, materials furnished or services rendered in connection with constructing, improving or repairing the First Merchants Leased Real Property in respect of which liens may or could be filed against the First Merchants Leased Real Property.

6.21 Securities Law Compliance. First Merchants’ common stock is traded on the NASDAQ Global Select Market under the symbol of “FRME.” First Merchants has complied in all material respects with all applicable state, federal or foreign securities laws, statutes, rules, regulations or orders, injunctions or decrees of any applicable government agency relating thereto. Since January 1, 2014, First Merchants has filed all reports and other documents required to be filed by it under the 1934 Act and the 1933 Act, including First Merchants’ Annual Report on Form 10-K for the year ended December 31, 2014, copies of which have previously been delivered to Ameriana Bancorp. Since January 1, 2014, all such SEC filings were true, accurate and complete in all material respects as of the dates of the filings (except for information included therein as of a certain date, which shall have been true and correct as of such date), and no such filings, at the time they were filed, contained any untrue statement of a material fact or omitted to state a material fact necessary in order to make the statements made, at the time and in the light of the circumstances under which they were made, not false or misleading.

6.22 Broker’s or Finder’s Fees. Except for Keefe, Bruyette & Woods, no agent, broker or other person acting on behalf of First Merchants or under any authority of First Merchants is or shall be entitled to any commission, broker’s or finder’s fee or any other form of compensation or payment from any of the parties hereto, other than attorneys’ or accountants’ fees, in connection with any of the transactions contemplated by this Agreement.

6.23 Indemnification Agreements. Except as set forth in the First Merchants Disclosure Letter, neither First Merchants nor any First Merchants Subsidiary is a party to any indemnification, indemnity or reimbursement agreement, contract, commitment or understanding to indemnify any present or former director, officer, employee, shareholder or agent against any liability or hold the same harmless from liability other than as expressly provided in the Articles of Incorporation or By-Laws of First Merchants and the First Merchants Subsidiaries.

6.24 Nonsurvival of Representations and Warranties. The representations and warranties contained in this Section 6 shall expire on the Effective Date or the earlier termination of this Agreement, and thereafter First Merchants and the First Merchants Subsidiaries and all directors and officers of First Merchants and the First Merchants Subsidiaries shall have no further liability with respect thereto.

SECTION 7

COVENANTS OF AMERIANA BANCORP

Ameriana Bancorp covenants and agrees with First Merchants and covenants and agrees to cause the Bank to act, as follows:

7.1 Shareholder Approval. Ameriana Bancorp shall submit this Agreement to its shareholders for approval at a meeting to be called and held in accordance with applicable law and the Articles of Incorporation and By-Laws of Ameriana Bancorp as soon as reasonably practicable following the effectiveness of the Registration Statement (as defined below) provided for in Section 8.1 below, and the Board of Directors of Ameriana Bancorp shall recommend to the shareholders of Ameriana Bancorp that such shareholders approve this Agreement and shall not thereafter withdraw or modify its recommendation, except as otherwise provided in Section 7.5 hereof. The Board of Directors of Ameriana Bancorp shall use its reasonable best efforts to obtain any vote of its shareholders necessary for the approval of this Agreement.

7.2 Other Approvals. As soon as reasonably practicable following the date hereof, Ameriana Bancorp and the Bank shall use their reasonable best efforts to procure upon reasonable terms and conditions any consents, authorizations, approvals, registrations, and certificates from any applicable Regulatory Authorities as may be required by applicable law, and to satisfy all other requirements prescribed by law which are necessary for consummation of the Merger and the Bank Merger on the terms and conditions provided in this Agreement.

7.3 Conduct of Business.

(a) Except as otherwise set forth on the Ameriana Bancorp Disclosure Letter, on and after the date of this Agreement and until the Effective Date or until this Agreement shall be terminated as herein provided, neither Ameriana Bancorp nor any Subsidiary shall, without the prior written consent (which may include consent via electronic mail) of First Merchants, (i) make any changes in their capital structure, including, but not limited to the redemption of shares of common stock; (ii) authorize an additional class of stock or issue, or authorize the issuance of any capital stock or any options or other instruments convertible into shares of capital stock, except pursuant to the exercise of stock options outstanding as of the date of this Agreement); (iii) declare, distribute or pay any dividends on their common shares, or authorize a stock split, or make any other distribution to their shareholders, except for Ameriana Bancorp’s quarterly cash dividend in an amount not to exceed $0.04 per share; provided, however, Ameriana Bancorp and First Merchants shall coordinate Ameriana Bancorp’s dividend schedule for the quarter in which Closing occurs so that Ameriana Bancorp shareholders do not receive dividends on both First Merchants and Ameriana Bancorp common stock during the same calendar quarter; (iv) merge, combine or consolidate with or, other than in the ordinary course of business consistent with past practice (including the sale, transfer or disposal of other real estate owned), sell their assets or any of their securities to any other person, corporation or entity, effect a share exchange or enter into any other transaction not in the ordinary course of business; (v) incur any new liability or obligation, make any new commitment, payment or disbursement, enter into any new contract, agreement, understanding or arrangement or engage in any new transaction, or acquire or dispose of any property, other than other real estate owned, or asset the fair market value of which exceeds One Hundred Fifty Thousand and 00/100 Dollars ($150,000.00), in the aggregate, except for payments or disbursements made in the ordinary course of business consistent with past practice, the acquisition or disposition of personal or real property in connection with either foreclosures on mortgages or enforcement of security interests, the origination or sale of loans by the Bank in the ordinary course of business and the creation of deposit liabilities and advances from the Federal Home Loan Bank in each case in the ordinary course of business consistent with past practice; (vi) subject any of their properties or assets to a mortgage, lien, claim, charge, option, restriction, security interest or encumbrance, except for such mortgages, liens or other encumbrances incurred in the ordinary course of business consistent with past practice; (vii) promote or increase or decrease the rate of compensation (except for promotions and non-material increases in the ordinary course of business and in accordance with past practices) or enter into any agreement to promote or increase or decrease the rate of compensation of any director, officer or employee of Ameriana Bancorp or the Bank; (viii) except as set forth in the Ameriana Bancorp Disclosure Letter, as specifically authorized by this Agreement or as required by applicable law, execute, create, institute, modify or amend any pension, retirement, savings, stock purchase, stock bonus, stock ownership, stock option, stock appreciation or depreciation right or profit sharing plans, any employment, deferred compensation, consultant, bonus or collective bargaining agreement, group insurance contract or other incentive, welfare or employee benefit plan or agreement for current or former directors, officers or employees of Ameriana Bancorp or any Subsidiary, change the level of benefits or payments under any of the foregoing or increase or decrease any severance or termination pay benefits or any other fringe or employee benefits or pay any bonuses other than as required by law or regulatory authorities; (ix) amend their respective Articles of Incorporation or By-Laws from those in effect on the date of this Agreement; (x) except as set forth in the Ameriana Bancorp Disclosure Letter or as specifically authorized by this Agreement, modify, amend or institute new employment policies or practices, or enter into, renew or extend any employment or severance agreements with respect to any present or former directors, officers or employees of Ameriana Bancorp or any Subsidiary; (xi) give, dispose, sell, convey, assign, hypothecate, pledge, encumber or otherwise transfer or grant a security interest in any capital stock of any Subsidiary; (xii) fail to make additions to the Bank’s reserve for loan losses, or any other reserve account, in the ordinary course of business and in accordance with sound banking practices; (xiii) other than in the ordinary course of business consistent with past practice, incur any indebtedness for borrowed money or assume, guarantee, endorse or otherwise as an accommodation become responsible or liable for the obligations of any other individual, corporation or other entity; and (xiv) agree in writing or otherwise to take any of the foregoing actions. The prior consent of First Merchants for the items listed above may be withheld in its sole discretion; provided, however, consent may not be unreasonably withheld, conditioned or delayed.

(b) Ameriana Bancorp and the Subsidiaries shall maintain, or cause to be maintained, in full force and effect insurance on its properties and operations and fidelity coverage on its directors, officers and employees in such amounts and with regard to such liabilities and hazards as customarily are maintained by other companies operating similar businesses.

(c) Ameriana Bancorp shall provide and shall cause the Subsidiaries to provide First Merchants and its representatives full access, during normal business hours and on reasonable advance notice to Ameriana Bancorp, to further information (to the extent permissible under applicable law) and the Subsidiaries’ premises for purposes of

(i) observing the Subsidiaries’ business activities and operations and to consult with Ameriana Bancorp’s officers and employees regarding the same on an ongoing basis to verify compliance by Ameriana Bancorp with all terms of this Agreement, and (ii) making all necessary preparations for conversion of the Bank’s information technology systems; provided, however, that the foregoing actions shall not unduly interfere with the business operations of Ameriana Bancorp or the Subsidiaries nor shall such actions be permitted if such access relates to, (i) pending or threatened litigation or investigations if, in the opinion of counsel to Ameriana Bancorp, such access would or might adversely affect the confidential nature of, or any privilege relating to, the matters being discussed, or (ii) matters involving an Acquisition Proposal; provided, however, that no investigation pursuant to this Section 7.3 shall affect or be deemed to modify any representation or warranty made in this Agreement by Ameriana Bancorp. First Merchants will use such information as is provided to it by Ameriana Bancorp or the Subsidiaries, or representatives thereof, solely for the purpose of conducting business, legal and financial reviews of Ameriana Bancorp and the Subsidiaries and for such other purposes as may be related to this Agreement, and First Merchants will, and will direct all of its agents, employees and advisors to, maintain the confidentiality of all such information in accordance with the terms of Section 8.5 below. Neither Ameriana Bancorp nor any of the Subsidiaries shall be required to provide access to or to disclose information where such access or disclosure would violate or prejudice the rights of its customers, jeopardize the attorney-client privilege of the entity in possession or control of such information or contravene any law, rule, regulation, order, judgment, decree, fiduciary duty or binding agreement entered into prior to the date of this Agreement. The parties will make appropriate and reasonable substitute disclosure arrangements under circumstances in which the restrictions of the preceding sentence apply.

7.4 Preservation of Business. On and after the date of this Agreement and until the Effective Date or until this Agreement is terminated as herein provided, Ameriana Bancorp and the Subsidiaries shall (a) carry on their business diligently, substantially in the same manner as heretofore conducted, and in the ordinary course of business; (b) use commercially reasonable efforts to preserve their business organizations intact, to keep their present officers and employees and to preserve their present relationship with customers and others having business dealings with them; and (c) not do or fail to do anything which will cause a material breach of, or material default in, any contract, agreement, commitment, obligation, understanding, arrangement, lease or license to which they are a party or by which they are or may be subject or bound.

7.5 Other Negotiations.

(a) Ameriana Bancorp shall not, and shall cause the Bank to not, during the term of this Agreement, directly or indirectly, solicit, encourage or facilitate inquiries or proposals or enter into any agreement with respect to, or initiate or participate in any negotiations or discussions with any person or entity concerning, any proposed transaction or series of transactions involving or affecting Ameriana Bancorp or the Subsidiaries (or the securities or assets of the foregoing) that, if effected, would constitute an acquisition of control of either Ameriana Bancorp or the Subsidiaries within the meaning of 12 U.S.C. §1817(j) (disregarding the exceptions set forth in 12 U.S.C. §1817(j)(17))

and the regulations of the Federal Reserve Board thereunder (each, an “Acquisition Proposal”), or furnish any information to any person or entity proposing or seeking an Acquisition Proposal.

(b) Notwithstanding the foregoing, in the event that Ameriana Bancorp’s Board of Directors determines in good faith and after consultation with outside counsel, that in light of an Acquisition Proposal, it is necessary to provide such information or engage in such negotiations or discussions in order to act in a manner consistent with such Board’s fiduciary duties, Ameriana Bancorp’s Board of Directors may, in response to an Acquisition Proposal which was not solicited by or on behalf of Ameriana Bancorp or the Bank or which did not otherwise result from a breach of Section 7.5(a), subject to its compliance with Section 7.5(c), (i) furnish information with respect to Ameriana Bancorp or the Bank to such person or entity making such Acquisition Proposal pursuant to a customary confidentiality agreement that is no less restrictive than the Confidentiality Agreement between Ameriana Bancorp and First Merchants and (ii) participate in discussions or negotiations regarding such Acquisition Proposal. In the event that Ameriana Bancorp’s Board of Directors determines in good faith and after consultation with outside counsel, that the Acquisition Proposal is a Superior Acquisition Proposal (as defined below) and that it is necessary to pursue such Superior Acquisition Proposal in order to act in a manner consistent with such Board’s fiduciary duties, Ameriana Bancorp may (A) withdraw, modify or otherwise change in a manner adverse to First Merchants, the recommendation of Ameriana Bancorp’s Board of Directors to its shareholders with respect to this Agreement and the Merger, and/or (B) terminate this Agreement in order to concurrently enter into an agreement with respect to such Superior Acquisition Proposal; provided, however, that Ameriana Bancorp’s Board of Directors may not terminate this Agreement pursuant to this Section 7.5(b) unless and until (x) five (5) business days have elapsed following the delivery to First Merchants of a written notice of such determination by Ameriana Bancorp’s Board of Directors and during such five (5) business-day period, Ameriana Bancorp and the Bank otherwise cooperate with First Merchants with the intent of enabling the parties to engage in good faith negotiations so that the Merger and other transactions contemplated hereby may be effected and (y) at the end of such five (5) business-day period Ameriana Bancorp’s Board of Directors continues reasonably to believe the Acquisition Proposal at issue constitutes a Superior Acquisition Proposal. A “Superior Acquisition Proposal” shall mean any Acquisition Proposal containing terms which Ameriana Bancorp’s Board of Directors determines in its good faith judgment (based on the advice of an independent financial advisor) to be more favorable to Ameriana Bancorp’s shareholders than the Merger and for which financing, to the extent required, is then committed or which, in the good faith judgment of Ameriana Bancorp’s Board of Directors, is reasonably capable of being obtained by such third party.

(c) In addition to the obligations of Ameriana Bancorp set forth in Section 7.5(a) and (b), Ameriana Bancorp shall advise First Merchants orally and in writing as soon as reasonably practicable of any request (whether oral or in writing) for information or of any inquiries, proposals, discussions or indications of interest (whether oral or in writing) with respect to any Acquisition Proposal, the material terms and conditions of such request or Acquisition Proposal and the identity of the person or entity making such request or Acquisition Proposal. Ameriana Bancorp shall keep First Merchants reasonably informed of the status and details (including amendments or proposed amendments) of any such request or Acquisition Proposal, including the status of any discussions or negotiations with respect to any Superior Acquisition Proposal.

7.6 Announcement; Press Releases. In connection with the execution of this Agreement, Ameriana Bancorp and First Merchants intend to jointly issue a press release mutually acceptable to the parties. Except as otherwise required by law, neither Ameriana Bancorp nor the Bank shall issue any additional press releases or make any other public announcements or disclosures relating to the Merger and the other transactions contemplated hereby without the prior approval of First Merchants provided, however, that nothing in this Section 7.6 shall be deemed to prohibit any party from making any disclosure that its counsel deems necessary in order to satisfy such party’s disclosure obligation imposed by law.

7.7 Ameriana Bancorp Disclosure Letter. Ameriana Bancorp shall supplement, amend and update as of the Effective Date the Ameriana Bancorp Disclosure Letter with respect to any matters hereafter arising which, if in existence or having occurred as of the date of this Agreement, would have been required to be set forth or described in the Ameriana Bancorp Disclosure Letter. If, at any time prior to the Effective Date, Ameriana Bancorp becomes aware of a fact or matter that might indicate that any of the representations and warranties of Ameriana Bancorp herein may be untrue, incorrect or misleading in any material respect, Ameriana Bancorp shall promptly disclose such fact or matter to First Merchants in writing.

7.8 Confidentiality. Ameriana Bancorp and the Subsidiaries shall use commercially reasonable efforts to cause their respective officers, employees, and authorized representatives to hold in strict confidence all confidential data and information obtained by them from First Merchants, unless such information (a) was already known to Ameriana Bancorp and the Subsidiaries, (b) becomes available to Ameriana Bancorp and the Subsidiaries from other sources, (c) is independently developed by Ameriana Bancorp and the Subsidiaries, (d) is disclosed by Ameriana Bancorp or the Subsidiaries with and in accordance with the terms of prior written approval of First Merchants, or (e) is or becomes readily ascertainable from public or published information or trade sources or public disclosure of such information is required by law or requested by a court or other governmental agency, commission, or regulatory body. Ameriana Bancorp and the Subsidiaries further agree that, in the event this Agreement is terminated, they will return to First Merchants, or destroy, all information obtained by Ameriana Bancorp and the Subsidiaries from First Merchants or a First Merchants Subsidiary, including all copies made of such information by Ameriana Bancorp and the Subsidiaries. This provision shall survive the Effective Date or the earlier termination of this Agreement.

7.9 Cooperation. Ameriana Bancorp and the Bank shall generally cooperate with First Merchants and its officers, employees, attorneys, accountants and other agents, and, generally, do such other acts and things in good faith as may be reasonable, necessary or appropriate to timely effectuate the intents and purposes of this Agreement and the consummation of the transactions contemplated hereby, including, without limitation, (a) Ameriana Bancorp shall cooperate and assist First Merchants in the preparation of and/or filing of all regulatory applications, the Registration Statement, and all other documentation required to be prepared for consummation of the Merger and the Bank Merger and obtaining all necessary approvals, and (b) Ameriana Bancorp shall furnish First Merchants with all information concerning itself and the Subsidiaries that First Merchants may request in connection with the preparation of the documentation referenced above.

7.10 Ameriana Bancorp Fairness Opinion. On the date hereof or as soon as reasonably practicable following the date hereof, Ameriana Bancorp shall use its reasonable best efforts to procure the written opinion from River Branch Capital LLC to the Board of Directors of Ameriana Bancorp to the effect that, as of the date of this Agreement, the consideration to be paid in the Merger is fair, from a financial point of view, to the holders of Ameriana Bancorp Common Stock (the “Ameriana Bancorp Fairness Opinion”). The Ameriana Bancorp Fairness Opinion shall be included in the Proxy Statement (as defined below).

7.11 SEC and Other Reports.

(a) Promptly upon its becoming available, Ameriana Bancorp shall furnish to First Merchants one (1) copy of each financial statement, report, notice, or proxy statement sent by Ameriana Bancorp to its shareholders generally and of each regular or periodic report, registration statement or prospectus filed by Ameriana with the SEC or any successor agency, and of any notice or communication received by Ameriana from the SEC, which is not available on the SEC’s EDGAR internet database.

(b) None of the information supplied or to be supplied by Ameriana Bancorp for inclusion or incorporation by reference in (i) the Registration Statement will, at the time the Registration Statement and each amendment or supplement thereto, if any, becomes effective under the Securities Act of 1933, as amended, contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements contained therein, in light of the circumstances in which they are made, not misleading, and (ii) the Proxy Statement and any amendment or supplement thereto will, at the date of mailing, contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements contained therein, in light of the circumstances in which they are made, not misleading.

7.12 Adverse Actions. Neither Ameriana Bancorp nor the Bank shall (a) take any action while knowing that such action would, or is reasonably likely to, prevent or impede the Merger from qualifying as a reorganization within the meaning of Section 368 of the Code; or (b) knowingly take any action that is intended or is reasonably likely to result in (i) any of its representations and warranties set forth in this Agreement being or becoming untrue in any material respect at any time at or prior to the Effective Date, (ii) any of the conditions to the Merger set forth in Section 9 not being satisfied, (iii) a material violation of any provision of this Agreement, or (iv) a material delay in the consummation of the Merger except, in each case, as may be required by applicable law or regulation.

7.13 Bank Merger Agreement. Ameriana Bancorp shall cause the appropriate officers of the Bank to execute and deliver the Bank Merger Agreement contemporaneously herewith.

SECTION 8

COVENANTS OF FIRST MERCHANTS

First Merchants covenants and agrees with Ameriana Bancorp as follows:

8.1 Approvals. As soon as reasonably practicable, but in any event within sixty (60) days following execution and delivery of this Agreement, First Merchants will file an application with the Federal Reserve Board and the Indiana Department of Financial Institutions for approval of the Merger and an application with the Office of the Comptroller of the Currency (“OCC”) for approval of the Bank Merger, and take all other appropriate actions necessary to obtain the regulatory approvals referred to herein, and Ameriana Bancorp will use all reasonable and diligent efforts to assist in obtaining all such approvals. In advance of filing any applications for such regulatory approvals, First Merchants shall provide Ameriana Bancorp and its counsel with a copy of such applications and provide an opportunity to comment thereon, and thereafter shall promptly advise Ameriana Bancorp and its counsel of any material communication received by First Merchants or its counsel from any regulatory authorities with respect to such applications. In addition, First Merchants agrees to prepare, in cooperation with and subject to the review and comment of Ameriana Bancorp and its counsel, a registration statement on Form S-4, including a prospectus of First Merchants (the “Registration Statement”), to be filed no later than sixty (60) days after the date hereof by First Merchants with the SEC in connection with the issuance of First Merchants common stock in the Merger (including the proxy statements and prospectus and other proxy solicitation materials of, and to be filed by, Ameriana Bancorp and First Merchants constituting a part thereof (the “Proxy Statement”) and all related documents). First Merchants agrees to use its reasonable best efforts to have the Registration Statement declared effective by the SEC and to keep the Registration Statement effective so long as is necessary to consummate the Merger and the transactions contemplated hereby. First Merchants agrees to advise Ameriana Bancorp, promptly after First Merchants receives notice thereof, of the time when the Registration Statement has become effective or any supplement or amendment has been filed, of the issuance of any stop order or the suspension of the qualification of First Merchants common stock for offering or sale in any jurisdiction, of the initiation or threat of any proceeding for any such purpose, or of the receipt of any comment letters from the SEC regarding, or of any request by the SEC for the amendment or supplement of, the Registration Statement, or for additional information. First Merchants shall also take any action required to be taken under any applicable state securities laws in connection with the Merger and each of Ameriana Bancorp and First Merchants shall furnish all information concerning it and the holders of Ameriana Bancorp Common Stock as may be reasonably requested in connection with any such action. First Merchants agrees to use its reasonable best efforts to list, prior to the Effective Date, on the NASDAQ Global Select Market (subject to official notice of issuance), the shares of First Merchants Common Stock to be issued to the holders of shares of Ameriana Bancorp Common Stock in the Merger.

8.2 Employee Benefit Plans.

(a) First Merchants shall take such action as may be necessary so that immediately following the Effective Date employees of Ameriana Bancorp and the Subsidiaries shall be entitled to participate in the employee benefit plans of First

Merchants. With respect to each employee benefit plan or benefit arrangement maintained by First Merchants in which employees of Ameriana Bancorp or the Subsidiaries subsequently participate, for purposes of determining eligibility, vesting, vacation and severance entitlement, First Merchants will ensure that service with Ameriana Bancorp or the Subsidiaries will be treated as service with First Merchants; provided, however, that service with Ameriana Bancorp or the Bank shall not be treated as service with First Merchants for purposes of benefit accrual, except with respect to severance benefits. Once the Bank’s employees are covered under First Merchants’ tax-qualified retirement plans, First Merchants, in its sole discretion, shall determine whether Ameriana Bancorp’s and the Subsidiaries’ tax-qualified retirement plan(s) are terminated or merged into First Merchants’ plan(s). In the event First Merchants determines to terminate the Ameriana Bank 401(k) Profit Sharing Plan, any outstanding participant loans under that plan may be rolled over to the First Merchants’ Retirement Income and Savings Plan so that participants can continue to repay outstanding loans via payroll deduction.

(b) Coverage Under First Merchants’ Health and Welfare Plan. With respect to First Merchants’ health and welfare plans under which employees of Ameriana Bancorp or the Subsidiaries and their eligible dependents become participants, First Merchants agrees to (i) waive all restrictions and limitations for pre-existing conditions, (ii) honor any deductible, co-payment and out-of-pocket maximums incurred by Ameriana Bancorp’s or the Subsidiaries’ employees and their eligible dependents under the health plans in which they participated immediately prior to the Effective Date during the portion of the calendar year prior to the Effective Date in satisfying any deductibles, co-payments or out-of-pocket maximums under health plans of First Merchants in which they are eligible to participate after the Effective Date in the same plan year in which such deductibles, co-payments or out-of-pocket maximums were incurred, and (iii) waive any waiting period limitation or evidence of insurability requirement that would otherwise be applicable to an employee of Ameriana Bancorp or the Subsidiaries and his or her eligible dependents on or after the Effective Date, in each case to the extent such employee or eligible dependent had satisfied any similar limitation or requirement under an analogous plan prior to the Effective Date.

(c) Severance. To the extent that First Merchants terminates the employment of any employee of Ameriana Bancorp or the Subsidiaries, then First Merchants agrees that it shall provide such employees with severance and outplacement benefits identical to those currently offered to First Merchants employees as listed on the First Merchants Disclosure Letter.

(d) COBRA. First Merchants shall be responsible for providing COBRA continuation coverage to any qualified employee or former employee of Ameriana Bancorp or the Subsidiaries and to their respective qualified beneficiaries, on and after the Effective Date, regardless of when the qualifying event occurred.

(e) Employment and Change in Control Agreements. First Merchants shall honor all obligations under the Ameriana Bancorp and Ameriana Bank employment and change in control agreements.

8.3 Announcement; Press Releases. In connection with the execution of this Agreement, Ameriana Bancorp and First Merchants intend to jointly issue a press release mutually acceptable to the parties. Except as otherwise required by law, neither First Merchants nor a First Merchants Subsidiary shall issue any additional press releases or make any other public announcements or disclosures relating to the Merger or the Bank Merger without the prior approval of Ameriana Bancorp provided, however, that nothing in this Section 8.3 shall be deemed to prohibit any party from making any disclosure that its counsel deems necessary in order to satisfy such party’s disclosure obligation imposed by law.

8.4 Confidentiality. First Merchants shall, and shall use its best efforts to cause the First Merchants Subsidiaries and its officers, employees, and authorized representatives to, hold in strict confidence all confidential data and information obtained by them from Ameriana Bancorp, unless such information (i) was already known to First Merchants, (ii) becomes available to First Merchants from other sources, (iii) is independently developed by First Merchants, (iv) is disclosed by First Merchants with and in accordance with the terms of prior written approval of Ameriana Bancorp, or (v) is or becomes readily ascertainable from public or published information or trade sources or public disclosure of such information is required by law or requested by a court or other governmental agency, commission, or regulatory body. First Merchants further agrees that in the event this Agreement is terminated, it will return to Ameriana Bancorp, or will destroy, all information obtained by it regarding Ameriana Bancorp or the Bank, including all copies made of such information by First Merchants. This provision shall survive the Effective Date or the earlier termination of this Agreement.

8.5 Directors and Officers Insurance.

(a) For a period of at least six (6) years from the Effective Date (the “Tail Coverage Period”), First Merchants shall use its reasonable best efforts to obtain an endorsement to its director’s and officer’s liability insurance policy to cover the present and former officers and directors of Ameriana Bancorp and the Bank (determined as of the Effective Date) with respect to claims against such directors and officers arising from facts or events which occurred before the Effective Date, which insurance shall contain at least the same coverage and amounts, and contain terms and conditions no less advantageous, as that coverage currently provided by Ameriana Bancorp; provided however, that if First Merchants is unable to obtain such endorsement, then Ameriana Bancorp may purchase tail coverage under its existing director and officer liability insurance policy for such claims; provided further that in no event shall First Merchants be required to expend in the aggregate during each year of the Tail Coverage Period more than two times the current annual amount spent by Ameriana Bancorp (the “Insurance Amount”) to maintain or procure its current directors’ and officers’ insurance coverage; provided further, that if First Merchants is unable to maintain or obtain the insurance called for by this Section 8.5, First Merchants shall use its reasonable best efforts to obtain as much comparable insurance as is available for the Insurance Amount; provided, further, that officers and directors of Ameriana Bancorp or the Bank may be required to make application and provide customary representations and warranties to First Merchants’ insurance carrier for the purpose of obtaining such insurance.

(b) Following the Effective Date, First Merchants will provide any Ameriana Bancorp or Subsidiary officers, directors and employees who become officers, directors and employees of the Continuing Company or its subsidiaries with the same directors and officers liability insurance coverage and indemnification protections that First Merchants provides to other officers, directors and employees of First Merchants or its subsidiaries. First Merchants agrees to indemnify the current and former directors, officers and employees of Ameriana Bancorp or the Subsidiaries and any person who becomes an officer, director or employee between the date of this Agreement and the Effective Date following the Effective Date, for all actions taken by them prior to the Effective Date in their respective capacities as directors, officers and employees of Ameriana Bancorp or the Subsidiaries to the same extent (and subject to the same limitations) as the indemnification provided by Ameriana Bancorp and the Subsidiaries under their respective Articles of Incorporation and By-laws (as applicable) to such directors, officers and employees immediately prior to the Effective Date and as permitted under applicable law and to the fullest extent such person would have been indemnified or have the right to advancement of expenses pursuant to Ameriana Bancorp’s Articles of Incorporation and bylaws as in effect on the date of this Agreement and as permitted by applicable law, and First Merchants and the Continuing Company shall also advance expenses as incurred to the fullest extent permitted under applicable law, provided that the person to whom expenses are advanced provides an undertaking to repay such advances if it is ultimately determined by a court of competent jurisdiction that such person is not entitled to indemnification. Notwithstanding the foregoing, the indemnity obligations contained herein shall be limited as may be required by applicable federal banking laws and regulations.

(c) All rights to indemnification and exculpation from liabilities for acts or omissions occurring on or prior to the Effective Date now existing in favor of the current or former directors or officers of Ameriana Bancorp and the Subsidiaries as provided in their respective Articles of Incorporation and By-laws and any existing indemnification agreements or arrangements of Ameriana Bancorp or the Subsidiaries described in the Ameriana Bancorp Disclosure Letter, shall survive the Merger and shall continue in full force and effect in accordance with their terms to the extent permitted by law, and shall be honored by First Merchants following the Effective Date with respect to acts or omissions of such individuals occurring or alleged to occur on or prior to the Effective Date.

(d) In the event of any threatened or actual claim, action, suit, proceeding or investigation, whether civil, criminal or administrative, including, without limitation, any such claim, action suit, proceeding or investigation in which any individual who is now, or has been at any time prior to the date of this Agreement, or who becomes prior to the Effective Date, a director or officer of Ameriana Bancorp or any Subsidiary (the “Indemnified Parties”), is, or is threatened to be, made a party based in whole or in part on, or arising in whole or in part out of, or pertaining to (i) the fact that he is or was a director, officer or employee of Ameriana Bancorp or a Subsidiary or any of their predecessors or (ii) this Agreement or any of the transactions contemplated hereby, whether in any case asserted or arising before or on or after the Effective Date, the parties hereto agree to cooperate and use their best reasonable efforts to defend against and respond thereto.

(e) If First Merchants shall consolidate with or merge into any other entity and shall not be the continuing or surviving entity of such consolidation or merger or shall transfer all or substantially all of its assets to any entity, then and in each case, proper provision shall be made so that the successors and assigns of First Merchants shall assume the obligations set forth in this Section 8.5.

8.6 SEC and Other Reports.

(a) Promptly upon its becoming available, First Merchants shall furnish to Ameriana Bancorp one (1) copy of each financial statement, report, notice, or proxy statement sent by First Merchants to its shareholders generally and of each regular or periodic report, registration statement or prospectus filed by First Merchants with the SEC or any successor agency, and of any notice or communication received by First Merchants from the SEC, which is not available on the SEC’s EDGAR internet database.

(b) None of the information supplied or to be supplied by First Merchants for inclusion or incorporation by reference in (i) the Registration Statement will, at the time the Registration Statement and each amendment or supplement thereto, if any, becomes effective under the Securities Act of 1933, as amended, contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements contained therein, in light of the circumstances in which they are made, not misleading, and (ii) the Proxy Statement and any amendment or supplement thereto will, at the date of mailing, contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements contained therein, in light of the circumstances in which they are made, not misleading.

8.7 First Merchants Disclosure Letter. First Merchants shall supplement, amend and update as of the Effective Date the First Merchants Disclosure Letter with respect to any matters hereafter arising which, if in existence or having occurred as of the date of this Agreement, would have been required to be set forth or described in the First Merchants Disclosure Letter. If, at any time prior to the Effective Date, First Merchants becomes aware of a fact or matter that might indicate that any of the representations and warranties of First Merchants herein may be untrue, incorrect or misleading in any material respect, First Merchants shall promptly disclose such fact or matter to First Merchants in writing.

8.8 Adverse Actions. Neither First Merchants nor any First Merchants Subsidiary shall (a) take any action while knowing that such action would, or is reasonably likely to, prevent or impede the Merger from qualifying as a reorganization within the meaning of Section 368 of the Code; or (b) knowingly take any action that is intended or is reasonably likely to result in (i) any of its representations and warranties set forth in this Agreement being or becoming untrue in any respect at any time at or prior to the Effective Date, (ii) any of the conditions to the Merger set forth in Section 9 not being satisfied, (iii) a material violation of any provision of this Agreement, or (iv) a material delay in the consummation of the Merger except, in each case, as may be required by applicable law or regulation.

8.9 Cooperation. First Merchants shall generally cooperate with Ameriana Bancorp and its officers, employees, attorneys, accountants and other agents, and, generally, do such other acts and things in good faith as may be reasonable, necessary or appropriate to timely effectuate the intents and purposes of this Agreement and the consummation of the transactions contemplated hereby.

8.10 Bank Merger Agreement. First Merchants shall cause the appropriate officers of FMB to execute and deliver the Bank Merger Agreement upon approval by FMB’s Board of Directors.

8.11 Preservation of Business. On and after the date of this Agreement and until the Effective Date or until this Agreement is terminated as herein provided, First Merchants and the First Merchants Subsidiaries shall (a) except as set forth in the First Merchants Disclosure Letter, carry on their business diligently, substantially in the same manner as heretofore conducted, and in the ordinary course of business; (b) use commercially reasonable efforts to preserve their business organizations intact, to keep their present officers and employees and to preserve their present relationship with customers and others having business dealings with them; and (c) not do or fail to do anything which will cause a material breach of, or material default in, any contract, agreement, commitment, obligation, understanding, arrangement, lease or license to which they are a party or by which they are or may be subject or bound.

SECTION 9

CONDITIONS PRECEDENT TO THE MERGER AND THE BANK MERGER

The obligation of each of the parties hereto to consummate the transactions contemplated by this Agreement is subject to the satisfaction and fulfillment of each of the following conditions on or prior to the Effective Date:

9.1 Shareholder Approval. The shareholders of Ameriana Bancorp shall have approved the Merger as required by applicable law.

9.2 Registration Statement Effective. First Merchants shall have registered its shares of First Merchants Common Stock to be issued to shareholders of Ameriana Bancorp in accordance with this Agreement with the SEC pursuant to the 1933 Act, and all state securities and “blue sky” approvals and authorizations required to offer and sell such shares, if any, shall have been received by First Merchants. The Registration Statement shall have been declared effective by the SEC and no stop order shall have been issued or threatened. The shares of First Merchants Common Stock shall have been listed for trading on the NASDAQ Global Select Market (subject to official notice of issuance).

9.3 Tax Opinions.

(a) Ameriana Bancorp shall have obtained an opinion of Kilpatrick Townsend & Stockton LLP, in form and substance reasonably acceptable to the parties, dated on or about the Effective Date to the effect that the Merger effected pursuant to this Agreement shall constitute a reorganization within the meaning of Section 368(a) of the Code, and that no gain or loss will be recognized by shareholders of Ameriana Bancorp to the extent they receive shares of First Merchants Common Stock in the Merger in exchange for their shares of Ameriana Bancorp Common Stock, except that gain or loss will be recognized with respect to any cash received. Such opinion shall be based upon factual representations received by counsel from Ameriana Bancorp and First Merchants, which representations may take the form of written certifications.

(b) First Merchants shall have obtained an opinion of Bingham Greenebaum Doll LLP, in form and substance reasonably acceptable to the parties, dated on or about the Effective Date to the effect that the Merger effected pursuant to this Agreement shall constitute a reorganization within the meaning of Section 368(a) of the Code. Such opinion shall be based upon factual representations received by counsel from Ameriana Bancorp and First Merchants, which representations may take the form of written certifications.

9.4 Regulatory Approvals. The Federal Reserve Board and the Indiana Department of Financial Institutions shall have authorized and approved the Merger and the transactions related thereto. The OCC shall have approved the Bank Merger and the transactions related thereto. In addition, all appropriate orders, consents, approvals and clearances from all other regulatory agencies and governmental authorities whose orders, consents, approvals or clearances are required by law for consummation of the transactions contemplated by this Agreement shall have been obtained. All regulatory approvals remain in full force and effect and all statutory waiting periods shall have expired or been terminated.

9.5 Officer’s Certificate. First Merchants and Ameriana Bancorp shall have delivered to each other a certificate signed by their respective Chairman or President and their Secretary, dated the Effective Date, certifying that (a) all of the representations and warranties of their respective corporations are true, accurate and correct in all material respects on and as of the Effective Date, except that representations and warranties that are qualified by materiality or a Material Adverse Effect shall be true and correct in all respects, and provided that for those representations and warranties which address matters only as of an earlier date, then they shall be tested as of such earlier date provided, however, that neither party will be deemed to have breached a representation or warranty, as a consequence of the existence of any fact, event or circumstance unless such fact, event or circumstance, individually or taken together with all other facts, events or circumstances inconsistent with any representation or warranty has had or is reasonably likely to have a Material Adverse Effect (it being understood that for purposes of determining the accuracy of such representations and warranties, all “Material Adverse Effect” qualifications and other materiality qualifications contained in such representations and warranties shall be disregarded); (b) all the covenants of their respective corporations have been complied with in all material respects from the date of this Agreement through and as of the Effective Date; and (c) their respective corporations have satisfied and fully complied with in all material respects all conditions necessary to make this Agreement effective as to them. Additionally Ameriana Bancorp shall certify as to the number of shares of its capital stock are issued and outstanding as of the Effective Date.

9.6 No Judicial Prohibition. Neither Ameriana Bancorp, the Bank nor First Merchants shall be subject to any order, decree or injunction of a court or agency of competent jurisdiction which enjoins or prohibits the consummation of the Merger or the Bank Merger.

9.7 Ameriana Bancorp Fairness Opinion. Ameriana Bancorp shall have obtained the Ameriana Bancorp Fairness Opinion. Such opinion shall be provided orally to Ameriana Bancorp Board of Directors on or prior to the date hereof and a written copy of such fairness opinion shall be delivered to Ameriana Bancorp within thirty (30) days of the date hereof.

9.8 Bank Merger Agreement. FMB and the Bank shall have entered into the Bank Merger Agreement.

SECTION 10

TERMINATION OF MERGER

10.1 Manner of Termination. This Agreement and the transactions contemplated hereby may be terminated at any time prior to the Effective Date by written notice delivered by First Merchants to Ameriana Bancorp or by Ameriana Bancorp to First Merchants only for the following reasons:

(a) By the mutual consent of First Merchants and Ameriana Bancorp, if the Board of Directors of each so determines by vote of a majority of the members of its entire Board;

(b) By First Merchants or Ameriana Bancorp, if its respective Board of Directors so determines by vote of a majority of the members of its entire Board, in the event of either: (i) a material breach by the other party of any representation or warranty contained herein which breach cannot be or has not been cured within thirty (30) days after the giving of written notice to the breaching party of such breach; (ii) a material breach by the other party of any of the covenants or agreements contained herein, which breach cannot be or has not been cured within thirty (30) days after the giving of written notice to the breaching party of such breach; or (iii) any event, fact or circumstance shall have occurred with respect to the other party that has had or could be reasonably expected to have a Material Adverse Effect on such party;

(c) by either First Merchants or Ameriana Bancorp, in the event of the failure of Ameriana Bancorp’s shareholders to approve the Agreement at the Ameriana Bancorp Shareholder Meeting; provided, however, that Ameriana Bancorp shall only be entitled to terminate the Agreement pursuant to this clause if it has complied in all material respects with its obligations under Section 7.1;

(d) by either First Merchants or Ameriana Bancorp, if either (i) any approval, consent or waiver of any governmental or regulatory authority, agency, court, commission, or other administrative entity (“Governmental Entity”) required to permit consummation of the transactions contemplated by this Agreement shall have been denied and such denial has become final and non-appealable or (ii) any court or other Governmental Entity of competent jurisdiction shall have issued a final, unappealable order enjoining or otherwise prohibiting consummation of the transactions contemplated by this Agreement;

(e) By Ameriana Bancorp or First Merchants, if the transaction contemplated herein has not been consummated by January 31, 2016; provided that the terminating party is not then in material breach of any representation, warranty, covenant or other agreement contained herein; and provided further, that if the sole impediment to closing is the lack of receipt of any necessary regulatory approvals described in Section 9.4, then such termination date shall be extended to March 31, 2016;

(f) By Ameriana Bancorp, in accordance with the terms of Section 7.5(b) of this Agreement;

(g) By First Merchants, if Ameriana Bancorp’s Board of Directors fails to make, withdraws or modifies its recommendation for Ameriana Bancorp’s shareholders to vote in favor of the Merger following receipt of a written proposal for an Acquisition Proposal; or

(h) By First Merchants, (i) if Ameriana Bancorp breaches in any material respect its notice obligations under Section 7.5(c) or (ii) if within sixty (60) days after giving First Merchants written notice pursuant to Section 7.5(c) of an Acquisition Proposal, Ameriana Bancorp does not terminate all discussions, negotiations and information exchanges related to such Acquisition Proposal and provide First Merchants with written notice of such termination.

10.2 Effect of Termination. Except as provided below, in the event that this Agreement is terminated pursuant to the provisions of Section 10.1 hereof, this Agreement shall forthwith become void and, no party shall have any liability to any other party for costs, expenses, damages or otherwise, except that Sections 7.8, 8.4, 10.2, 13.9, and 13.12 shall survive any termination of this Agreement; provided, however, that notwithstanding the foregoing, in the event that this Agreement is terminated pursuant to Section 10.1(b)(i) and (ii) hereof on account of a willful breach of any of the representations and warranties set forth herein or any willful breach of any of the agreements set forth herein, then the non-breaching party shall be entitled to recover appropriate damages from the breaching party, including, without limitation, reimbursement to the non-breaching party of its costs, fees and expenses (including attorneys’, accountants’ and advisors’ fees and expenses) incident to the negotiation, preparation and execution of this Agreement and related documentation. Notwithstanding the foregoing, in the event of termination by Ameriana Bancorp in accordance with Section 10.1(f) or by First Merchants in accordance with Section 10.1(g), Section 10.1(h)(i) or Section 10.1(h)(ii), then Ameriana Bancorp shall pay First Merchants the sum of One Million Five Hundred Thousand Dollars ($1,500,000) as a termination fee. Such payment shall be made within ten (10) days of the date of notice of termination. First Merchants shall also be entitled to recover from Ameriana Bancorp its reasonable attorneys’ fees incurred in the enforcement of this provision. The termination fee payable by the Company constitutes liquidated damages and not a penalty and shall be the sole remedy of First Merchants in the event of termination of this Agreement based on Sections 10.1(f), 10.1(g), 10.1(h)(i) or 10.1(h)(ii).

SECTION 11

EFFECTIVE DATE OF MERGER

Subject to the terms and upon satisfaction of all requirements of law and the conditions specified in this Agreement, the Merger shall become effective at the close of business on the day specified in the Articles of Merger of Ameriana Bancorp with and into First Merchants (the “Articles of Merger”) as filed with the Secretary of State of the State of Indiana (the “Effective Date”). Unless otherwise agreed to by the parties, the Effective Date shall be no later than the last business day of the month in which both (a) any waiting period following the last approval of the Merger and Bank Merger by a state or federal regulatory agency or governmental authority expires and (b) the conditions precedent to the Merger and the Bank Merger outlined in Section 9 have been satisfied.

SECTION 12

CLOSING

12.1 Closing Date and Place. The closing of the Merger (the “Closing”) and the Bank Merger shall take place at the main office of First Merchants on the Effective Date or at such other time and place as mutually agreed to by First Merchants and Ameriana Bancorp.

12.2 Merger-Articles of Merger. Subject to the provisions of this Agreement, on the Effective Date, the Articles of Merger shall be duly filed with the Secretary of State of the State of Indiana.

12.3 Bank Merger-Articles of Merger. Subject to the provisions of this Agreement, on the Effective Date, the articles of merger or other filings necessary to consummate the Bank Merger shall be duly filed.

SECTION 13

MISCELLANEOUS

13.1 Effective Agreement. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns, but none of the provisions hereof shall inure to the benefit of any other person, firm, or corporation whomsoever; except that (a) the terms and provisions of Sections 8.2(c) and 8.5 of this Agreement shall inure to the benefit of the current and former employees, officers and directors of Ameriana Bancorp, as applicable, as specified in such sections and shall be enforceable by such individuals against First Merchants, and (b) the terms and provisions of Section 3.4 shall inure to the benefit of the former shareholders of Ameriana Bancorp. Neither this Agreement nor any of the rights, interests, or obligations hereunder shall be assigned or transferred by either party hereto without the prior written consent of the other party.

13.2 Waiver; Amendment.

(a) First Merchants and Ameriana Bancorp may, by an instrument in writing executed in the same manner as this Agreement: (i) extend the time for the performance of any of the covenants or agreements of the other party under this Agreement; (ii) waive any inaccuracies in the representations or warranties of the other party contained in this Agreement or in any document delivered pursuant hereto or thereto; (iii) waive the performance by the other party of any of the covenants or agreements to be performed by it or them under this Agreement; or (iv) waive the satisfaction or fulfillment of any condition the nonsatisfaction or nonfulfillment of which is a condition to the right of the party so waiving to terminate this Agreement. The waiver by any party hereto of a breach of any provision of this Agreement shall not operate or be construed as a waiver of any other or subsequent breach hereunder.

(b) Notwithstanding the prior approval by the shareholders of Ameriana Bancorp, this Agreement may be amended, modified or supplemented by the written agreement of Ameriana Bancorp, First Merchants, the Bank and FMB without further approval of such shareholders, except that no such amendment, modification or supplement shall decrease the consideration specified in Section 3 hereof, or shall otherwise materially adversely affect the rights of the shareholders of Ameriana Bancorp or the tax consequences of the Merger to the shareholders of Ameriana Bancorp without the further approval of such shareholders.

13.3 Notices. Any and all notices or other communications required or permitted under this Agreement shall be in writing and shall be deemed to be given (i) when delivered in person, or (ii) on the day of transmission if sent via facsimile transmission to the facsimile number given below, provided telephonic confirmation of receipt is obtained promptly after completion of transmission, or (iii) on the fifth (5th) day after sent by certified or registered mail, postage prepaid, return receipt requested, addressed as follows:

If to First Merchants:	With a copy to:

200 E. Jackson Street Muncie, IN 47305 Attn: Michael C. Rechin President and Chief Executive Officer FAX: (765) 741-7283	Bingham Greenebaum Doll LLP 2700 Market Tower 10 West Market Street Indianapolis, Indiana 46204-2982 Attn: Jeremy E. Hill, Esq. FAX: (317) 236-9907

If to Ameriana Bancorp:	With a copy to:

2118 Bundy Avenue New Castle, Indiana 47362 Attn: Jerome J. Gassen President and Chief Executive Officer FAX: (765) 529-2232	Kilpatrick Townsend & Stockton LLP 607 14th Street, NW, Suite 900 Washington, DC 20005-2018 Attn: Gary R. Bronstein, Esq. FAX: (202) 204-5616

or to such substituted address as any of them have given to the other in writing.

13.4 Headings. The headings in this Agreement have been inserted solely for the ease of reference and should not be considered in the interpretation or construction of this Agreement.

13.5 Severability. In case any one or more of the provisions contained herein shall, for any reason, be held to be invalid, illegal, or unenforceable in any respect, such invalidity, illegality, or unenforceability shall not affect any other provision of this Agreement, but this Agreement shall be construed as if such invalid, illegal, or unenforceable provision or provisions had never been contained herein.

13.6 Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be an original, but such counterparts shall together constitute one and the same instrument. In addition, this Agreement and the documents to be delivered hereunder may be executed by the parties hereto either manually or by facsimile signatures, each of which shall constitute an original signature.

13.7 Governing Law. This Agreement is executed in and shall be construed in accordance with the laws of the State of Indiana, without regard to choice of law principles.

13.8 Entire Agreement. This Agreement supersedes any other agreement, whether oral or written, between First Merchants and Ameriana Bancorp relating to the matters contemplated hereby, and constitutes the entire agreement between the parties hereto.

13.9 Expenses. First Merchants and Ameriana Bancorp shall each pay their own expenses incidental to the transactions contemplated hereby. It is understood that the fees of the investment bankers for the fairness opinion desired hereunder shall be borne by the engaging party whether or not the Merger is consummated. This provision shall survive the Effective Date or the earlier termination of this Agreement.

13.10 Securityholder Litigation. Each party shall notify the other party hereto in writing of any litigation related to this Agreement, the Merger or the other transactions contemplated by this Agreement that is brought, or, to the knowledge of either party, threatened in writing, against it and/or the members of its Board of Directors (any such litigation and/or the executive officers or members of the Board of Directors of a party (a “Transaction Litigation”)), and shall keep the other party reasonably informed with respect to the status thereof. Each party shall give the other party the opportunity to participate in the defense or settlement of any Transaction Litigation, and, except to the extent required by applicable law, neither party shall settle, agree to any undertakings or approve or otherwise agree to any waiver that may be sought in connection with such Transaction Litigation, without the prior written consent of the other party (which shall not be unreasonably withheld, conditioned or delayed).

13.11 Certain Definitions. For purposes of this Agreement, “Ameriana Bancorp’s Management” means any of Jerome J. Gassen and John J. Letter; and “First Merchants’ Management” means any of Michael C. Rechin and Mark K. Hardwick. The phrases “to the knowledge of”, “known to” and similar formulations with respect to Ameriana Bancorp’s Management or First Merchants Management means matters that are within the actual conscious knowledge of such persons after due inquiry. For purposes of this Agreement, “business day” means any day other than a Saturday, Sunday or other day that a federal savings bank or a national banking association is authorized or required by applicable law to be closed.

13.12 Survival of Contents. The provisions of Sections 7.8, 8.4, 8.5, 10.2, 13.9 and this Section 13.12 shall survive beyond the termination of this Agreement. The provisions of Sections 7.8, 8.2, 8.4, 8.5, 13.9 and this Section 13.12 shall survive beyond the Effective Date.

[THIS SPACE INTENTIONALLY LEFT BLANK.]

IN WITNESS WHEREOF, First Merchants and Ameriana Bancorp have made and entered into this Agreement as of the day and year first above written and have caused this Agreement to be executed and attested by their duly authorized officers.

FIRST MERCHANTS CORPORATION

By:	/s/ Michael C. Rechin
Michael C. Rechin, President
and Chief Executive Officer

AMERIANA BANCORP, INC.

By:	/s/ Jerome J. Gassen
Jerome J. Gassen, President and Chief Executive Officer